UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WEBSENSE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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10240 Sorrento Valley Road
San Diego, California 92121
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2013
Dear Stockholder:
We are pleased to invite you to attend the Annual Meeting of Stockholders of Websense, Inc., a Delaware corporation (“Websense”). The meeting will be held on June 12, 2013 at 11:00 a.m. Pacific Daylight Time at our corporate headquarters located at 10240 Sorrento Valley Road, San Diego, California 92121. We are meeting for the following purposes:

1.	To elect the Board of Directors' seven nominees for director to serve until the next annual meeting and their successors are duly elected and qualified.

2.
To approve an amendment of Websense's Amended and Restated 2000 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 2,000,000 shares.

3.	To approve, on a non-binding advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.

4.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of Websense for our fiscal year ending December 31, 2013.

5.	To conduct any other business properly brought before the meeting.
For more information on these matters, please review the proxy statement accompanying this Notice.
All stockholders of record as of the close of business on April 15, 2013 may vote at the meeting or any adjournment thereof. Every vote is important to Websense and we urge you to vote your shares whether or not you plan to attend the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 12, 2013 at 11:00 a.m. Pacific Daylight Time at 10240 Sorrento Valley Road, San Diego, California 92121.
The proxy statement and annual report to stockholders are available at http://investor.websense.com/. The Board of Directors recommends that you vote FOR each of the proposals identified above.

By Order of the Board of Directors

Christian Waage Corporate Secretary
San Diego, California April 26, 2013

We are pleased to invite you to attend the meeting in person. We hope you will attend the meeting, but whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

WEBSENSE, INC.
10240 Sorrento Valley Road
San Diego, California 92121
PROXY STATEMENT
FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2013
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors (also referred to as the “Board”) of Websense, Inc. (sometimes referred to as “our,” “us,” “we” or “Websense”) is soliciting your proxy to vote at the 2013 Annual Meeting of Stockholders (sometimes referred to as the “annual meeting”), including any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card or follow the instructions below to submit your proxy over the telephone or through the Internet.
We intend to mail these proxy materials on or about April 26, 2013 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Wednesday, June 12, 2013 at 11:00 a.m. Pacific Daylight Time at the corporate headquarters of Websense. Directions to the annual meeting may be found at http://www.websense.com/content/office-directions.aspx. Information on how to vote in person at the annual meeting is discussed below.
Do I need a ticket to attend the annual meeting?
No, but stockholders must present proof of ownership and also must present a form of personal photo identification in order to be admitted to the annual meeting. If you are a stockholder of record, your name will be on the date of record (April 15, 2013) list. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the annual meeting, you must present proof of your ownership of Websense common stock, such as a legal proxy from your broker or a bank or brokerage account statement, to be admitted to the annual meeting. Stockholders are also encouraged, but not required, to provide notice of their intent to attend the annual meeting in advance via email, akauffman@websense.com, or in writing to Investor Relations at our corporate headquarters, at 10240 Sorrento Valley Road, San Diego, California 92121.
No cameras, audio or video recording equipment, similar electronic devices, large bags, briefcases or packages will be permitted into the meeting or adjacent areas. Cell phones and similar wireless communication devices will be permitted in the meeting only if turned off. All items brought into the meeting will be subject to search.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 15, 2013 will be entitled to vote at the annual meeting. On this record date, there were 36,384,990 shares of common stock outstanding and entitled to vote. Our stock transfer books will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at our executive offices.

2013 PROXY STATEMENT 1

Stockholder of Record: Shares Registered in Your Name
If on April 15, 2013 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 15, 2013 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:

1.	Election of the seven nominees for director named herein.

2.
Approval of an amendment of Websense's Amended and Restated 2000 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock authorized for issuance under the plan by 2,000,000 shares.

3.	Non-binding advisory approval of the compensation of our named executive officers, as disclosed in this proxy statement.

4.	Ratification of the selection by the Audit Committee of the Board of Ernst & Young LLP as the independent registered public accounting firm of Websense for our fiscal year ending December 31, 2013.
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
What are the recommendations of the Board?
The Board recommends a vote in favor of Proposals 1-4 listed above.
How do I vote?
You may either vote “For” all of the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

2013 PROXY STATEMENT 2

Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on June 11, 2013 to be counted.

•
To vote through the Internet, go to http://www.investorvote.com/WBSN to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:00 p.m., Pacific Daylight Time on June 11, 2013 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received an instruction form with these proxy materials from that organization rather than from Websense. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 15, 2013.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card or vote by proxy over the telephone or through the Internet, or vote in person at the annual meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 and 3 without your instructions, but may vote your shares on Proposal 4.

2013 PROXY STATEMENT 3

What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the amendment of Websense's Amended and Restated 2000 Employee Stock Purchase Plan, “For” the non-binding advisory approval of the compensation of our named executive officers, and “For” the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of Websense. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors, our employees and Computershare Trust Company, N.A. may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare Trust Company, N.A. will be paid its customary fee of approximately $20,000 plus out-of-pocket expenses, if it solicits proxies. Computershare Trust Company, N.A. will mail a search notice to banks, brokers, nominees and street-name accounts to develop a listing of stockholders, distribute proxy materials to brokers and banks for subsequent distribution to beneficial holders of stock, and solicit proxy responses from holders of our common stock. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy card to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card (or telephone or Internet proxy) is the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If your shares are held by your broker as your nominee (that is, in “street name”), you should follow the instructions provided by the institution that holds your shares regarding how to instruct your broker to vote your shares.

2013 PROXY STATEMENT 4

When are stockholder proposals due for next year's annual meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 27, 2013 to our Corporate Secretary at 10240 Sorrento Valley Road, San Diego, California 92121. If you wish to submit a proposal (including a director nomination) at the meeting that is not otherwise to be included in next year's proxy materials, you must do so by February 12, 2014. Your notice to the Corporate Secretary must set forth as to each matter you propose to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, as they appear on our books, (iii) the class and number of our shares which are beneficially owned by you, (iv) any material interest you may have in the business matter being proposed, and (v) any other information that is required to be provided by you pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in your capacity as a proponent of a stockholder proposal. You are also advised to review our bylaws, as amended and restated (the “Bylaws”), which contain additional requirements relating to the advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions, and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for the proposal and will have the same effect as “Against” votes. Broker non-votes will have no effect and will not be counted towards the vote total.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?

•
For the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. However, if the number of votes “For” any of the seven nominees does not exceed fifty percent (50%) of the total number of votes cast with respect to such nominee's election (from the holders of votes of shares either present in person or represented by proxy and entitled to vote), such nominee will promptly tender his resignation as a director, and the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board will make a recommendation to the Board as to whether it is appropriate to accept such director's resignation. Only votes “For” or “Withhold” will affect the outcome of the election of directors.

•
To be approved, Proposal 2, “Amendment of the Amended and Restated 2000 Employee Stock Purchase Plan,” must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, Proposal 3, “Non-Binding Stockholder Advisory Vote on Executive Compensation,” must receive “For” votes from the holders of a majority of shares present either in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•
To be approved, Proposal 4, “Ratification of Selection of Independent Registered Public Accounting Firm,” must receive “For” votes from the holders of a majority of shares either present in person or represented by proxy and entitled to vote. If you abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

2013 PROXY STATEMENT 5

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 36,384,990 shares outstanding and entitled to vote. Thus, the holders of 18,192,496 shares must be present in person or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the shares present at the meeting, in person or represented by proxy, may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days of the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the Internet?
The proxy statement, Form 10-K and annual report to stockholders are available at  http://investor.websense.com/.

2013 PROXY STATEMENT 6

Proposal 1
ELECTION OF DIRECTORS
Our Board currently consists of eight directors. There are seven nominees for director this year. With the exception of Charles M. Boesenberg and John McCormack, each of the nominees listed below is currently a director of Websense who was previously elected by the stockholders. In January 2013, the Board (i) appointed Mr. McCormack as a director in connection with his promotion to Chief Executive Officer (“CEO”), (ii) increased the number of authorized directors from seven to eight, and (iii) appointed Mr. Boesenberg as a director upon the recommendation of the Nominating Committee. If elected at the annual meeting, all of the nominees named herein would serve until the 2014 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director's death, resignation or removal. We would like to thank Mark St.Clare for his service to Websense, as he will not continue to serve as a director after the 2013 Annual Meeting of Stockholders. Effective as of the 2013 Annual Meeting of Stockholders, the size of the Board will be reduced from eight to seven.
Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy. It is our policy to invite directors and nominees for director to attend the annual meeting. Three directors attended the 2012 Annual Meeting of Stockholders.
The Nominating Committee performs an assessment of the skills and experience necessary for our Board to properly oversee and direct our business. In evaluating candidates to serve as directors and considering incumbent directors for renomination to the Board, the Nominating Committee considers a variety of factors, including education, business ethics, corporate governance and high-level management experience, financial expertise, professional and industry knowledge, and succession planning. For incumbent directors, the Nominating Committee also evaluates the nominee's past performance on the Board and its committees. The Nominating Committee seeks to assemble a Board that, as a whole, possesses the appropriate balance of the skills and experience described above and will function collegially as a unit. Additional information relating to the criteria considered by the Nominating Committee in its selection of candidates to serve as directors is provided under the heading “Nominating and Corporate Governance Committee” below.
The seven nominees for election as directors receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. However, if the number of votes “For” any of the seven nominees does not exceed fifty percent (50%) of the total number of votes cast with respect to such nominee's election (from the holders of votes of shares either present in person or represented by proxy and entitled to vote), such nominee will promptly tender his resignation as a director, and the Nominating Committee will make a recommendation to the Board as to whether it is appropriate to accept such director's resignation.
The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy.
NOMINEES FOR ELECTION FOR A ONE-YEAR TERM EXPIRING
AT THE 2014 ANNUAL MEETING
The brief biographies below include information, as of the date of this proxy statement, regarding specific experience, qualifications, attributes or skills of each nominee that led the Nominating Committee to believe that such nominee should continue to serve on the Board.

2013 PROXY STATEMENT 7

John B. Carrington
John B. Carrington, age 69, has served as a director and Chairman of the Board of Websense since June 1999. Mr. Carrington also served as our CEO from May 1999 to January 2006, as well as our President from May 1999 to January 2003 and from August 2005 to January 2006. Prior to joining Websense, Mr. Carrington was Chairman, CEO and President of Artios, Inc., a provider of hardware and software design solutions to companies in the packaging industry, from August 1996 until it was acquired by BARCO n.a. in December 1998. He received his B.S. in Business Administration from the University of Texas.
Mr. Carrington has extensive high-level management experience in the software industry. He also has significant knowledge of our operations and insight into our strategic plans as a result of his prior role as Websense's CEO. The Nominating Committee believes that Mr. Carrington's prior experience with Websense and his long tenure as our Chairman position him well to contribute his broad knowledge of Websense and the security software industry to the Board.
Charles M. Boesenberg
Charles M. Boesenberg, age 64, has served as a director of Websense since January 2013. Mr. Boesenberg served as a director of Ancestry.com Inc., a provider of Web-based family services, from July 2006 to December 2012, and as Chairman of the board of directors from October 2010 to December 2012. From January 2002 to June 2006, Mr. Boesenberg served as the President and CEO at NetIQ Corporation, a provider of enterprise software, and he also served as the Chairman of the board of directors at NetIQ Corporation from August 2002 to June 2006. Mr. Boesenberg served as a director of Interwoven, Inc., a provider of enterprise content management solutions, from July 2006 to March 2009, as lead independent director of Maxtor Corporation from January 2002 until May 2006, as a director of Onyx Software Corporation from December 2005 to June 2006, as a director of Macromedia, Inc. from December 2004 to December 2006, and as a director of Symantec Corporation from June 1994 to September 2002. From March 2000 to December 2001, Mr. Boesenberg served as the President of Post PC Ventures, a management and investment group. Mr. Boesenberg currently serves on the board of directors of Callidus Software, Inc., a publicly held provider of sales performance management and incentive compensation software; Boingo Wireless, Inc., a publicly held internet software and services provider; Keynote Systems, Inc., a publicly held provider of on-demand test and measurement products for mobile communications and Internet performance; and Silicon Graphics International Corp., a publicly held provider of technical computing solutions. Mr. Boesenberg holds a B.S. in mechanical engineering from Rose-Hulman Institute of Technology and an M.S. in business administration from Boston University.
The Nominating Committee believes that Mr. Boesenberg's extensive experience leading technology companies, both as a senior executive and as a director, along with his current role as a director and audit committee member for several technology companies, provides the Board and its audit committee with valuable insight into best corporate governance and operational practices of publicly held companies.
Bruce T. Coleman
Bruce T. Coleman, age 74, served as our interim CEO from November 1998 to May 1999, and continues to serve as a director of Websense, a position he has held since November 1998. Since November 1991, he has served as the CEO of El Salto Advisors, an interim executive firm. From April 2008 to November 2008, Mr. Coleman served as CEO of Openwave Systems, Inc., a provider of software and services for the mobile and cable industries. From November 2007 to April 2008, Mr. Coleman served as CEO of WebTrends, Inc., an Internet analytics company. From October 2006 to April 2007, Mr. Coleman served as interim CEO of WatchGuard Technologies, Inc., a provider of Internet security services. Mr. Coleman previously served on the board of directors of Printronix, Inc. He received a B.A. in Economics from Trinity College and an M.B.A. from Harvard Business School.

2013 PROXY STATEMENT 8

Through his work as an interim CEO for numerous high tech companies and as a traditional CEO for four companies, Mr. Coleman has demonstrated relevant financial and management experience in a wide variety of operating environments, including relevant experience in our industry through his work with Openwave Systems, WebTrends and WatchGuard Technologies. The Nominating Committee also believes Mr. Coleman's experience as a professional interim executive gives the Board and its committees visibility into a wide variety of compensation structures and management organizations both inside and outside of our core business.
John McCormack
John McCormack, age 53, became Websense's CEO in January 2013. Mr. McCormack previously served as Websense's President from April 2009 to January 2013 and as Senior Vice President, Product Development of Websense from July 2006 to April 2009. He has been a director of Websense since January 2013. Prior to joining Websense, Mr. McCormack was Vice President of Engineering for Symantec Corporation, a publicly held security software company. Mr. McCormack joined Symantec through the acquisition of Sygate Technologies, Inc., a provider of network access software, where he was Senior Vice President of Product Development from May 2004 to October 2005. From 1997 to 2004, Mr. McCormack served in various capacities for Cisco Systems, Inc., a publicly held computer hardware and software company, lastly as General Manager of the Secure Managed Networks Business Unit. Mr. McCormack received his B.S. in Computer Science from the University of New Hampshire and an M.S. in Information Management from the Engineering Management School of the George Washington University.
The Nominating Committee believes Mr. McCormack's role as CEO of Websense and his prior experience as President and Senior Vice President, Product Development of Websense provides invaluable insight into the management and daily operations of Websense. In addition, Mr. McCormack's previous experience as an executive in the security software industry provides the Board with operational and industry expertise.
John F. Schaefer
John F. Schaefer, age 70, has served as a director of Websense since May 2001. In July, 2010, Mr. Schaefer joined the board of directors of Intevac, Inc., a publicly held provider of advanced equipment and products to the hard disk drive, solar, semiconductor and photonics industries. From November 1994 to April 2001, Mr. Schaefer served as Chairman and CEO of Phase Metrics, Inc., which was a publicly traded producer of technically advanced process and production test equipment for the data storage industry until substantially all of its assets were purchased by KLA-Tencor Corporation. From 1992 to 1994, Mr. Schaefer was President, Chief Operating Officer (“COO”) and a director of McGaw, Inc., a producer of intravenous medical products and devices. He received a B.S. in Engineering from the United States Naval Academy and an M.B.A. from Harvard Business School.
The Nominating Committee believes that Mr. Schaefer's prior experience as a CEO of a large publicly held company and current experience as a member of another public company board of directors is beneficial to the Board. Mr. Schaefer has overseen multiple acquisitions and strategic transactions during his tenure as an executive officer at a variety of companies, and that experience was beneficial to the Board during our acquisitions and subsequent integrations of PortAuthority Technologies and SurfControl plc. In addition, Mr. Schaefer's financial background, in terms of both his academic qualifications and his experience as a senior executive and as a director, is valuable in his position as the chairman of the Audit Committee.
Gary E. Sutton
Gary E. Sutton, age 70, has served as a director of Websense since June 1999. Mr. Sutton retired in August 2000 from Skydesk, Inc., a provider of online data protection services, after serving as its President, CEO and Chairman since January 1996. From 1990 to 1995, Mr. Sutton was chairman of Knight Protective Industries, a security systems provider. Mr. Sutton was also a co-founder of Teledesic, Inc., a low-earth orbit telecommunications service. He received his B.S. from Iowa State University.

2013 PROXY STATEMENT 9

The Nominating Committee believes that Mr. Sutton's status as a nationally recognized author and top-rated speaker regarding organizational strategies and his experience in executive leadership positions has provided the Board with continuing insight into the best operational, financial and management practices of publicly held companies. Also, Mr. Sutton is an active investor in start-up enterprises which provides the Board perspective on emerging areas in our security software market.
Peter C. Waller
Peter C. Waller, age 58, has served as a director of Websense since March 2001. From July 2009 to November 2010, Mr. Waller served as the CEO of Corinthian Colleges, Inc., one of the largest for-profit post-secondary education systems in North America. Mr. Waller previously served as President and COO of Corinthian Colleges from February 2006 to June 2009. From October 2004 to January 2006, Mr. Waller served as Executive Partner of ThreeSixty Sourcing, a provider of imported consumer goods, where he served as CEO from March 2001 until October 2004. From June 1997 to July 2000, Mr. Waller served as the President of Taco Bell Corp., an international food service chain that became a subsidiary of Tricon Global Restaurants after it was spun off from Pepsico in 1997. Mr. Waller previously served as Chief Marketing Officer of Taco Bell Corp. from January 1996 to May 1997. From 1990 to 1995, Mr. Waller held senior marketing positions with KFC, an international food service chain, in Western Europe, Australia and for the last two of those years, as Chief Marketing Officer of the USA operations. Mr. Waller received his M.A. from Oxford University, England.
The Nominating Committee believes that Mr. Waller's experience as a CEO provides the Board with an expanded perspective on the operations and management policies of a publicly traded company outside of our core market. In addition, Mr. Waller is an accomplished senior executive in marketing and branding with experience in both the U.S. and international markets. The Nominating Committee believes this experience is invaluable as Websense continues to market its products and develop brand recognition on a worldwide basis.
Your Board of Directors recommends a vote “FOR” each director nominee.

2013 PROXY STATEMENT 10

INFORMATION REGARDING THE BOARD, ITS COMMITTEES
AND CORPORATE GOVERNANCE
Websense is committed to sound and effective corporate governance practices. The Board reviews Websense's policies and business operations and strategies and advises the CEO and the other executive officers who manage Websense's business. The Board has documented many of our governance practices in our Corporate Governance Guidelines in order to ensure that the Board will have the necessary authority and practices in place to review and evaluate Websense's business operations as needed and to make decisions that are independent of Websense's management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The guidelines are reviewed annually and revised as necessary. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, CEO performance evaluation and succession planning, board committees, board and committee self-evaluation, director orientation and continuing education, director share ownership requirements and director compensation. The Corporate Governance Guidelines are available to stockholders on our corporate website at http://investor.websense.com/.
The Board has also adopted a Code of Business Conduct which, together with the policies referred to therein, is applicable to all directors, officers and employees of Websense and a Code of Ethics for the CEO, Senior Financial Officers and all Finance, Tax and Accounting Department Personnel (“Code of Ethics”). The Code of Business Conduct and the Code of Ethics cover all areas of professional conduct, including conflicts of interest, disclosure obligations, insider trading and hedging transactions and confidential information, as well as compliance with all laws, rules and regulations applicable to our business. We encourage all employees, officers and directors to promptly report any violations of any of our policies. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct or Code of Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Copies of our Code of Business Conduct and our Code of Ethics can be obtained from our website at http://investor.websense.com/.
DIRECTOR INDEPENDENCE
The current Board consists of eight directors, one of whom is currently employed by Websense. The Board conducted an annual review of all relevant identified transactions and relationships between each director, or any of his family members, and Websense, our senior management and our independent registered public accounting firm. After consultation with Websense's counsel, the Board determined that all non-employee directors, which include Mr. Carrington, Mr. Boesenberg, Mr. Coleman, Mr. Schaefer, Mr. St.Clare, Mr. Sutton, and Mr. Waller, are independent directors within the meaning of the applicable NASDAQ Stock Market (“NASDAQ”) listing standards. In making this determination, the Board found that none of the directors or nominees for director had a material or other disqualifying relationship with Websense. Mr. Carrington, our Chairman and former President and CEO, was employed by Websense through June 2006, and, because his employment ended seven years ago, the Board has determined Mr. Carrington to be independent. Mr. McCormack, our current CEO, is not independent by virtue of his current employment with Websense.
BOARD LEADERSHIP
The Board also provides oversight of management and holds it accountable for performance. The Board has determined that this responsibility is best served when the Board functions as a body distinct from management, capable of objective judgment regarding management's performance. Accordingly, the Board has determined the position of Chairman should be distinct from the position of CEO in order to provide the Board with independent leadership.

2013 PROXY STATEMENT 11

The Board annually selects one independent director to serve as the Lead Independent Director for all meetings of the non-management directors held in executive session in order to further balance the power amongst the Board. The Lead Independent Director is also responsible for presiding at all meetings of the Board at which the Chairman is not present; serving as liaison between the Chairman and the other independent directors; approving information sent to the Board, meeting agendas for the Board and meeting schedules; and calling meetings of the independent directors as needed or appropriate. The Lead Independent Director also has other authority and responsibilities that are described in the charter of the Lead Independent Director and in our Bylaws, both of which are available at http://investor.websense.com/. John F. Schaefer currently serves as the Lead Independent Director.

RISK OVERSIGHT
One of the Board's key functions is informed oversight of Websense's risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. The Board regularly receives presentations from Websense's senior management concerning financial, operational, product development and strategy and legal matters that cover areas of operational, competitive, financial and legal risk for Websense and monitors and assesses strategic risk exposure, determining the nature and level of risk appropriate for Websense. The Audit Committee and the full Board consider the risks associated with Websense's business model and worldwide operations and focus review on risk areas for software companies with substantial international operations, including revenue recognition, currency-related risks, hedging-related risks and income tax-related risks. The Audit Committee and full Board also regularly review our compliance with covenants in our credit facility, our level of cash reserves and our uses of cash. The Compensation Committee assesses and monitors whether any of Websense's compensation policies and programs have the potential to encourage excessive risk-taking. The General Counsel reports to the Board on litigation and material claims threatened or brought against Websense. Websense employs an internal audit function and the internal audit team is responsible for review of internal procedures for identifying and addressing operational risks and for assessing the adequacy of internal controls over financial reporting. The Senior Director of Internal Audit reports jointly to the Audit Committee and to our Chief Financial Officer (“CFO”) and regularly participates in Audit Committee meetings.
COMMUNICATIONS WITH DIRECTORS
We have a formal process by which stockholders may communicate with the Board or any of our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Corporate Secretary of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. All communications will be compiled by the Corporate Secretary of Websense and submitted to the Board or the individual directors on a periodic basis. These communications will be reviewed by one or more officers of Websense designated by the Board, who will determine whether they should be presented to the Board. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our Code of Business Conduct that relate to questionable accounting or auditing matters involving Websense will be promptly and directly forwarded to the Audit Committee.
MEETINGS OF THE BOARD
The Board met 15 times during the last fiscal year. Each Board member attended 85% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member, respectively.

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As required under applicable NASDAQ listing standards, in fiscal 2012, our independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Websense at 10240 Sorrento Valley Road, San Diego, California 92121. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairpersons of the Audit, Compensation, or Nominating and Corporate Governance Committee.
BOARD COMMITTEES
In 2012, the Board had three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the composition of the committees of the Board as of April 26, 2013.

Name	Audit	Compensation	Nominating and Corporate Governance
John B. Carrington
Charles M. Boesenberg(1)	X
Bruce T. Coleman(2)	X	X	X
John McCormack
John F. Schaefer(3)	X*	X
Mark S. St.Clare(4)
Gary E. Sutton(5)	X		X*
Peter C. Waller(6)		X*	X
Total meetings in fiscal year 2012	14	17	6

*	Current Committee chair.
(1)	In January 2013, Mr. Boesenberg was appointed as a member of the Audit Committee.
(2)	In July 2012, Mr. Coleman resigned as chair of the Compensation Committee and was appointed as a member of the Nominating Committee and the Audit Committee.
(3)
In July 2012, Mr. Schaefer (a) was appointed as a member of the Compensation Committee, (b) resigned as chair and as a member of the Nominating Committee, and (c) was appointed chair of the Audit Committee.

(4)	In July 2012, Mr. St.Clare resigned as chair and as a member of the Audit Committee and as a member of the Nominating Committee.
(5)	In July 2012, Mr. Sutton (a) resigned as a member of the Compensation Committee and (b) was appointed chair of the Nominating Committee.
(6)	In July 2012, Mr. Waller was appointed chair of the Compensation Committee and as a member of the Nominating Committee.

2013 PROXY STATEMENT 13

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Websense. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.
AUDIT COMMITTEE
The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance, and assesses the qualifications of, the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; reviews and approves the appropriateness of the terms of engagement, including compensation and any indemnification provisions with the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between Websense and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; is directly responsible for the appointment of the Senior Director of Internal Audit and meets separately with the Senior Director of Internal Audit at least annually; and reviews and discusses with management and the independent registered public accounting firm the annual audited financial statements and quarterly financial statements, including Websense's disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In addition, the Audit Committee reviews and discusses with management and, as appropriate, the independent registered public accounting firm, our guidelines and policies with respect to risk assessment and risk management including our major financial risk exposures and the steps taken by management to monitor and control such exposures. The Audit Committee has adopted a written Audit Committee Charter that is available to stockholders on our corporate website at http://investor.websense.com/.
The Board annually reviews the composition of the Audit Committee, including the NASDAQ listing standards' definition of independence for Audit Committee members, and has determined that the Audit Committee is composed pursuant to Rule 5605(c)(2) of the NASDAQ listing standards and that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Board has also determined that all members of the Audit Committee qualify as “audit committee financial experts,” as defined in applicable Securities and Exchange Commission (“SEC”) rules. The Board made a qualitative assessment of each Audit Committee member's level of knowledge and experience based on a number of factors, including their formal education, experience as a principal financial officer for public reporting companies and/or experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions.

2013 PROXY STATEMENT 14

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*
The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2012 with our management. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under generally accepted auditing standards, including matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 - Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm's independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Audit Committee of the Board of Directors,
John F. Schaefer Charles M. Boesenberg Bruce T. Coleman Gary E. Sutton

*
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of Websense under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE
All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee has adopted a written Compensation Committee Charter that is available to stockholders on our corporate website at http://investor.websense.com/.
The Compensation Committee acts on behalf of the Board to review, adopt and oversee our compensation strategy, policies, plans and programs including:

•
the establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, other senior management and directors, and evaluation of performance in light of these stated objectives;

•	the determination of whether Websense's compensation policies create risk-taking incentives that are reasonably likely to have a material adverse effect on Websense;

•	the review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our CEO and the other executive officers and directors;

•	administration of our equity and other incentive compensation plans; and

•
the review with management and approval of our disclosures under the caption “Compensation Discussion and Analysis” for use in any of Websense's annual reports on Form 10-K, registration statements, proxy statements or information statements.

2013 PROXY STATEMENT 15

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly, and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the CEO and the General Counsel. The Compensation Committee meets regularly in executive session. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice, or to otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any determination of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee direct, independent and confidential access to our other directors, management and personnel to carry out the Compensation Committee's purpose. The Compensation Committee has authority to obtain compensation surveys, reports on the design and implementation of compensation programs for our directors, officers and employees, and other data and documentation, as well as authority to obtain, at the expense of Websense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms. Over the past several years, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate. In 2000, the Compensation Committee formed the Special Stock Award Committee of our Board, currently composed of our CEO, John McCormack, and our Chairman of the Board, John B. Carrington, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options and restricted stock units (“RSUs”) to employees who are not executive officers of Websense subject to the short-swing profit restrictions under Section 16 of the Exchange Act (such officers, the “Section 16 Officers”). The purpose of this delegation of authority is to ease equity award administration within Websense and to facilitate the timely grant of equity awards to all eligible individuals other than Section 16 Officers, within specified guidelines provided by the Compensation Committee. The Board or the Compensation Committee must grant all equity awards to Section 16 Officers. As part of its oversight function, the Compensation Committee reviews the list of grants made by the Special Stock Award Committee.
The Compensation Committee reviews and determines, on an annual basis, the compensation to be paid to our CEO and each of our executive officers. On an annual basis, the Compensation Committee, along with the Board, evaluates the performance of the CEO. The CEO and our other executive officers evaluate the performance of the various officers who directly or indirectly report to them. The CEO also evaluates the performance of our other executive officers, and then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual equity awards. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to officers. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, executive and director stock ownership information, Websense stock performance data, analyses of historical executive compensation levels and current Websense and industry-wide compensation levels, including analyses of executive and director compensation paid at other companies identified through surveys conducted by reputable companies such as the Radford Global Technology Compensation Survey or consultants such as FW Cook.
In addition, the Compensation Committee determines whether any compensation policies create risk-taking incentives that are reasonably likely to have a material adverse effect on Websense. The Compensation Committee has determined that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on Websense.

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The specific processes and determinations of the Compensation Committee with respect to executive compensation for fiscal year ended December 31, 2012 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, our Compensation Committee currently consists of Messrs. Schaefer, Coleman and Waller. Mr. Sutton was also a member of the Compensation Committee until July 17, 2012. With the exception of Mr. Coleman, who served as our interim CEO from November 1998 to May 1999, no director serving on the Compensation Committee during any part of 2012 was, at any time during or before such fiscal year, a contractor, officer or employee of Websense. None of our executive officers serves as a member of the Board or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.
COMPENSATION COMMITTEE REPORT*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (the “CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Submitted by the Compensation Committee of the Board of Directors,
Peter C. Waller Bruce T. Coleman John F. Schaefer

*
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with the SEC, and is not deemed to be incorporated by reference into any filing of Websense under the Securities Act or the Exchange Act, other than our Annual Report on Form 10-K.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Nominating Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors of Websense (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, periodically assessing the independence of directors, selecting candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for Websense. All members of the Nominating Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). Our Nominating Committee charter is available to stockholders on our corporate website at http://investor.websense.com/.

2013 PROXY STATEMENT 17

The Nominating Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and the highest personal integrity and ethics. In considering candidates for director, the Nominating Committee also intends to consider all relevant factors, which may include, among others, possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Websense, demonstrating excellence in his or her field, diversity in personal and professional backgrounds, skills and experience, including appropriate financial and other expertise relevant to Websense's business, having the ability to exercise sound business judgment and having the commitment to represent rigorously the long-term interests of our stockholders. Under our Corporate Governance Guidelines, directors may be on no more than four additional public company boards of directors. A Board member, including the CEO, who ceases to be actively employed in his or her principal business or profession, or experiences other changed circumstances that could pose a conflict of interest, diminish his or her effectiveness as a Board member, or otherwise be detrimental to us, shall offer to resign from the Board. The Nominating Committee will then evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board's membership criteria in light of his or her changed circumstances. Other than the limitations in the Corporate Governance Guidelines, the Nominating Committee retains the right to modify the director qualifications from time to time.
Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating Committee typically considers age, diversity, education, experience, skills, and such other factors as it deems appropriate given the current needs of the Board and Websense to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews these directors' overall service to Websense during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair these directors' independence. In the case of new director candidates, the policy of the Nominating Committee is to determine whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating Committee's policy is to use the Board's and management's network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm, and then to conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. In 2012, the Nominating Committee engaged Spencer Stuart, a professional search firm, to assist with identifying qualified Board candidates. The search process, which remains ongoing, resulted in the election of Mr. Boesenberg to the Board. The Nominating Committee meets to discuss and consider such candidates' qualifications and then selects a nominee by majority vote.
The Nominating Committee will consider director candidates recommended by stockholders. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating Committee at the following address: 10240 Sorrento Valley Road, San Diego, California 92121, not less than 120 days prior to the first anniversary of the preceding year's annual meeting. Submissions must include with respect to each person whom the nominating stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of the proposed nominee, (ii) the principal occupation or employment of the proposed nominee, (iii) the class and number of shares of Websense that are beneficially owned by the proposed nominee, (iv) the date or dates on which the shares were acquired and the investment intent of the acquisition, (v) a description of all arrangements or understandings between the nominating stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the nominating stockholder, and (vi) any other information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the proposed nominee's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). The nominating

2013 PROXY STATEMENT 18

stockholder must also include: (i) the name and address, as they appear on our books, of the nominating stockholder, (ii) the class and number of shares of Websense common stock which are beneficially owned by the nominating stockholder, and (iii) any material interest of the nominating stockholder in such nomination.
Our Corporate Governance Guidelines include a set of Equity Ownership Guidelines, which are intended to align the interests of the directors with those of our stockholders and to promote our commitment to sound corporate governance. The Equity Ownership Guidelines apply to all of the non-employee members of the Board (each, a “Non-Employee Director”), and require each Non-Employee Director to accumulate and maintain a number of shares of our stock, restricted stock, or RSUs equal to three times the Non-Employee Director's annual retainer divided by the closing price of our common stock on the later of the date our Board adopted the Equity Ownership Guidelines or the date the director first became a Non-Employee Director. Each Non-Employee Director should accumulate this number of shares within five years of the later of the date our Board adopted the Equity Ownership Guidelines or the date the director first became a Non-Employee Director. The required number of shares is recalculated on the first business day of each fiscal year and whenever a Board member's annual retainer changes. If the required number of shares is recalculated within one year before the end of a Non-Employee Director's five-year compliance period, the Non-Employee Director should accumulate the required number of shares within one year following the date of the recalculation. This summary is qualified in its entirety by reference to the complete text of our Corporate Governance Guidelines, which can be obtained from our website at http://investor.websense.com/.
MAJORITY VOTING
In January 2007, we adopted a “Majority Voting” policy as part of our Corporate Governance Guidelines. The Majority Voting policy was amended and incorporated into our Bylaws in March 2009. Under this policy, a nominee for director shall be elected if the votes cast “For” such nominee's election exceed fifty percent (50%) of the total number of votes cast with respect to such nominee's election (a “Majority Vote”); provided, however, that directors shall be elected by a plurality of the votes cast at any annual meeting of stockholders for which there is a contested election. If any nominee for director does not receive a Majority Vote at his or her election, other than in connection with a contested election, the director shall promptly tender his or her resignation to the Board and the Nominating Committee will undertake an evaluation of the appropriateness of the director's continued service on the Board, and will make a recommendation to the Board as to whether it is appropriate to accept such director's resignation. The Nominating Committee may consider any facts and circumstances it deems relevant.
The Nominating Committee's evaluation will begin promptly following certification of the voting results and the Nominating Committee will submit a recommendation to the Board promptly following completion of the evaluation. In reviewing the Nominating Committee's recommendation, the Board will consider the factors evaluated by the Nominating Committee and any additional information and factors the Board believes to be relevant.
Any director who is the subject of the evaluation described in this section will not participate in the Nominating Committee's or Board's considerations of the appropriateness of his or her continued service, except to respond to requests for information. If a majority of the members of the Nominating Committee are subject to this evaluation process, then the independent directors on the Board (as most recently determined by the Board pursuant to applicable NASDAQ guidelines) who are not subject to the evaluation will appoint a Board committee comprised of independent directors, who are not being evaluated, solely for the purpose of conducting the required evaluation. The special committee will make the recommendation to the Board otherwise required of the Nominating Committee.
The Board will act on the Nominating Committee's recommendation and publicly disclose its decision and the rationale behind it within ninety (90) days from the date of the certification of the election results.

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Proposal 2
APPROVAL OF AMENDMENT OF
THE AMENDED AND RESTATED 2000 EMPLOYEE STOCK PURCHASE PLAN

Overview
In February 2000, our Board originally adopted, and our stockholders approved, the Websense 2000 Employee Stock Purchase Plan, which was subsequently amended by the Board in July 2009 and January 2011. We refer to the Websense 2000 Employee Stock Purchase Plan, as amended, in this proposal as the purchase plan. There were 500,000 shares of Websense common stock initially reserved for issuance under the purchase plan. In addition, the purchase plan originally contained an evergreen provision providing for an annual increase in the shares available for issuance under the purchase plan on each January 1st beginning in 2001 and ending in 2010 equal to the lesser of 750,000 shares or 1.0% of our outstanding shares of common stock on the last trading day of December of the preceding calendar year. Pursuant to the evergreen provision, an additional 4,425,905 shares of Websense common stock were made available for purchase under the purchase plan between 2001 and 2010. The evergreen provision terminated after the final annual increase in January 2010.
On January 22, 2013, the Board amended and restated the purchase plan to increase the number of shares of our common stock reserved for issuance under the purchase plan by an additional 2,000,000 shares to an aggregate total of 6,925,905 shares, subject to stockholder approval. The amendment to the purchase plan does not contain an evergreen provision and therefore no additional shares will be made available for purchase under the purchase plan without stockholder approval. The additional shares that will be made available under the purchase plan upon approval of this proposal will not be available for grants under the purchase plan until the next offering period that commences following the 2013 annual meeting. A total of 36,384,990 shares of Websense common stock were outstanding as of April 15, 2013.
As of April 15, 2013, an aggregate of 4,056,314 shares of Websense common stock had been previously purchased under the purchase plan and 869,591 shares of common stock remained available for future purchase under the purchase plan. The Board adopted the amendment to the purchase plan to ensure that Websense can continue to grant purchase rights under the purchase plan at levels determined appropriate by the Board. In determining the amount of the share increase, the Board considered (i) the number of shares granted annually under the purchase plan over the last several years, (ii) expected growth in the number of shares to be granted under the purchase plan due to increased headcount, and (iii) the guidelines and policies of Institutional Shareholder Services Inc. and other providers of corporate governance and proxy voting services to shareholders. Because each eligible employee will make his or her own decision whether and to what extent to participate in the purchase plan, it is not possible to determine with specificity the period for which the increased purchase plan share reserve will be sufficient to cover future purchases of shares.  However, based on assumptions we have made regarding estimated future participation rates, payroll and headcount, we estimate that if this proposal is approved the purchase plan share reserve will be sufficient to cover purchases for a period of approximately three to four years following the Annual Meeting.
Stockholders are requested in this proposal to approve the amendment of the purchase plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the amendment of the purchase plan. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
The essential features of the purchase plan are outlined below. Please note that the description of the essential features of the purchase plan is qualified in its entirety by reference to the copy of the purchase plan, as amended and restated, attached hereto as Appendix A.

2013 PROXY STATEMENT 20

Purpose
The purpose of the purchase plan is to provide a means by which our employees may be given an opportunity to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success.
The rights to purchase our common stock granted under the purchase plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Internal Revenue Code of 1986, as amended.
Administration
The purchase plan provides that the Compensation Committee is responsible for administering the purchase plan and has the final power to construe and interpret both the purchase plan and the rights granted under it. The Compensation Committee has the power, subject to the provisions of the purchase plan, to determine the length of offerings and the terms of each offering. The Board determines whether employees of any subsidiary of Websense will be eligible to participate in the purchase plan.
Stock Subject to purchase plan
As of April 15, 2013, an aggregate of 4,056,314 shares of Websense common stock had been purchased under the purchase plan and 869,591 shares of common stock remained available for future purchase under the purchase plan. Upon approval of this proposal, an additional 2,000,000 shares will become available for future purchases under the purchase plan beginning with the next offering period that commences on or after the annual meeting. If purchase rights granted under the purchase plan expire, lapse or otherwise terminate without being exercised, the shares of Websense common stock not purchased under such unexercised and expired rights will again become available for issuance under the purchase plan.
Offerings
The purchase plan is implemented by a series of overlapping offering periods that commence on the first business day of May and November each year. The Compensation Committee determines the length of offerings up to a maximum permitted period of 24 months. Currently, each outstanding offering period under the purchase plan is 24 months in length and divided into four shorter “purchase periods” that are approximately six months in length. If the fair market value of a share of our common stock on the first day of any purchase period within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the participants in that offering period will automatically be transferred and enrolled in a new 24-month offering period which will begin on the first day of that purchase period, and the participants' purchase rights in the original offering period will terminate.
Eligibility
Any person who is customarily employed more than 20 hours per week and five months per calendar year by Websense or a participating subsidiary on the first day of an offering is eligible to participate in that offering. The Board approves which Websense subsidiaries are participating subsidiaries prior to the commencement of the offering.
No employee is eligible to participate in the purchase plan if, immediately after the grant of purchase rights, the employee would own stock, directly or indirectly, possessing five percent or more of the total combined voting power or value of all classes of stock of Websense or of any subsidiary of Websense (including any stock which such employee may purchase under all outstanding rights and options). In addition, employees may purchase a maximum of $25,000 worth of our common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Websense and its affiliates for each calendar year in which such rights are outstanding.
As of April 15, 2013, approximately 1,200 of our employees were eligible to participate in the purchase plan.

2013 PROXY STATEMENT 21

Participation in the Plan
Eligible employees enroll in the purchase plan by delivering to Websense, within the time period specified by the Compensation Committee, an agreement authorizing payroll deductions of up to fifteen percent of such employees' eligible compensation during the offering.
Purchase Price
The purchase price per share at which shares of our common stock are sold in an offering under the purchase plan is the lower of (1) eighty-five percent of the fair market value of a share of our common stock on the first day of the offering or (2) eighty-five percent of the fair market value of a share of our common stock on the last day of the applicable “purchase period.” Fair market value is generally determined by reference to the closing price of our common stock on the applicable date. As of April 15, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $14.59 per share.
Payment of Purchase Price; Payroll Deductions
The purchase price of the shares is accumulated by payroll deductions during the offering. At any time during the offering, a participant may reduce or terminate his or her payroll deductions, but only one such reduction may be requested by a participant per purchase period. A participant may increase payroll deductions only if timely elected by the participant prior to the commencement of a purchase period within an offering, with the increase to be effective commencing with such subsequent purchase period. All payroll deductions made for a participant are credited to his or her account under the purchase plan and deposited with our general funds. A participant may not make additional payments into such account.
Purchase of Stock
The purchase plan specifies the maximum number of shares of our common stock an employee may be granted the right to purchase on any purchase date and the maximum aggregate number of shares of our common stock that may be purchased by all participants on any purchase date. The maximum number of shares that may be purchased by any participant on any purchase date is 2,500 shares. The maximum number of shares that can be purchased by all participants on any purchase date is 500,000 shares.
If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of our common stock available for issuance under the purchase plan, a pro rata allocation of available shares will be made in a uniform and equitable manner. Unless the employee's participation is discontinued prior to the end of the purchase period, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable purchase price.
Withdrawal
While each participant in the purchase plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by delivering to Websense a notice of withdrawal. The purchase plan provides that a participant may withdraw from an offering at any time.
Upon any withdrawal from an offering, unless the participant elects to have any previously accumulated payroll deductions applied toward the purchase of shares on the next purchase date, we will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not permitted to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the purchase plan.

2013 PROXY STATEMENT 22

Termination of Employment
Rights granted pursuant to any offering under the purchase plan terminate immediately upon cessation of an employee's employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee's behalf during such offering.
Restrictions on Transfer
Rights granted under the purchase plan are not transferable otherwise than by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted.
Duration, Amendment and Termination
The Board may suspend, terminate or amend the purchase plan at any time. Any amendment of the purchase plan must be approved by the stockholders to the extent such amendment would either increase the number of shares issuable under the purchase plan, alter the purchase price formula to reduce the purchase price payable for the shares, or modify the eligibility requirements for participation.
Unless terminated earlier, the purchase plan will terminate at the time that all of the shares of common stock reserved for issuance under the purchase plan have been issued under the terms of the purchase plan or the date on which all purchase rights are exercised in connection with a change in control of Websense.
Adjustment Provisions
In the event of a transaction not involving receipt of consideration by Websense, such as a merger, consolidation, reorganization, reincorporation, stock dividend or stock split, the purchase plan will be appropriately adjusted with respect to the type, class and maximum number of shares subject to the purchase plan and number of shares subject to per participant purchase limits and aggregate purchase limits. Additionally, in the event of such a transaction, outstanding purchase rights granted under the purchase plan will be appropriately adjusted in the type, class, number of shares, price per share and purchase limits of such purchase rights.
Effect of Change in Control
In the event of a change in control of Websense, the final purchase date of any ongoing offering will be accelerated such that participants' accumulated payroll deductions will be used to purchase shares of our common stock immediately prior to any such event, unless the participant elects to instead receive a refund of previously accumulated payroll deductions, and the offering will thereafter terminate. If purchase rights are exercised in connection with a change in control the purchase price will be the lower of (1) eighty-five percent of the fair market value of a share of our common stock on the first day of the offering or (2) eighty-five percent of the fair market value of a share of our common stock immediately prior to the effective date of such event.
A change in control includes a disposition of all or substantially all of the assets of Websense, specified types of mergers of Websense, or other acquisitions of 50% or more of our stock.
Federal Income Tax Information
The following is a summary of the principal United States federal income tax consequences to employees and Websense with respect to participation in the purchase plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.
Rights granted under the purchase plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Internal Revenue Code of 1986, as amended.
A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

2013 PROXY STATEMENT 23

If the stock is disposed of more than two years after the first date a participant was eligible to participate in the offering period and more than one year after the stock is transferred to the participant, then the lesser of (1) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (2) an amount equal to fifteen percent of the fair market value of the stock as of the beginning of the offering period in which the participant purchased the stock will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.
If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the date it was purchased by the participant over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is disposed of for less than its fair market value on the date it was purchased, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.
There are no federal income tax consequences to Websense by reason of the grant or exercise of rights under the purchase plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).
Historical Purchase Information
Participation in the purchase plan is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the purchase plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the purchase plan. Non-employee directors are not eligible to participate in the purchase plan.
Purchases by Certain Individuals and Groups under the Purchase Plan
The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the purchase plan during the 2012 fiscal year, together with the weighted average purchase price paid per share.

Name	Number of Purchased Shares of Common Stock	Weighted Average Purchase Price
John McCormack, CEO	1,962	$12.80
Michael A. Newman, Executive Vice President, CFO	170	$11.24
Didier Guibal, Executive Vice President, Worldwide Sales	2,614	$13.48
Russ Dietz, Executive Vice President, Chief Technology Officer(1)	—	$—
Christian Waage, Vice President, General Counsel and Corporate Secretary(2)	—	$—
Gene Hodges, former CEO	1,422	$13.19
All executive officers as a group (6 persons)	6,168	$13.14
All employees, excluding executive officers, as a group (686 persons)	515,322	$12.94

(1)	Mr. Dietz did not participate in the purchase plan as he joined Websense in November 2012.
(2)	Mr. Waage did not participate in the purchase plan as he joined Websense in July 2012.

2013 PROXY STATEMENT 24

Annual Activity under the Purchase Plan
The table below provides information regarding the aggregate shares issued and available for issuance under the purchase plan for fiscal 2010, 2011 and 2012.

Number of Shares
Shares reserved for issuance at December 31, 2009	1,870,443
Shares added during 2010 based on the automatic increase in shares authorized(1)	434,099
Shares issued during 2010	(440,255)
Shares reserved for issuance at December 31, 2010	1,864,287
Shares issued during 2011	(473,206)
Shares reserved for issuance at December 31, 2011	1,391,081
Shares issued during 2012	(521,490)
Shares reserved for issuance at December 31, 2012	869,591

(1)
The purchase plan originally contained an evergreen provision providing for an annual increase in the shares available for issuance under the purchase plan on each January 1st beginning in 2001 and ending in 2010 equal to the lesser of 750,000 shares or 1.0% of our outstanding shares of common stock on the last trading day of December of the preceding calendar year. The evergreen provision terminated after the final annual increase in January 2010.

Your Board of Directors recommends a vote “FOR” the approval of the amendment of the Amended and Restated 2000 Employee Stock Purchase Plan

2013 PROXY STATEMENT 25

Proposal 3
NON-BINDING STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The Compensation Committee believes that the most effective executive compensation programs are designed to attract and retain key employees, reward the achievement of annual and strategic corporate and individual objectives, and reward superior performance. The compensation plans must be integrated with our short-term and long-term objectives and strategic goals, which are designed to align the interests of our key employees with the interests of our stockholders and ensure that compensation is meaningfully related to the value created for our stockholders. The Compensation Committee evaluates both performance and compensation to make sure that compensation provided to key employees remains competitive relative to the compensation paid to executives at peer companies. The Compensation Committee believes that our compensation programs should include short and long-term components, cash and equity-based compensation and should reward performance as measured against established Websense goals. The Compensation Committee and Websense's management also believe that the proportion of at-risk, performance-based compensation should rise as an employee's level of responsibility increases. The Compensation Committee believes that Websense's overall mix of short and long-term compensation and fixed versus performance-based compensation creates appropriate incentives to maximize the long-term returns of stockholders and does not reward risk-taking to the detriment of our stockholders. See the discussion under the heading “Compensation Discussion and Analysis” for further details.
We also believe that both Websense and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This proposal, commonly referred to as the “Say on Pay” proposal, is intended to give you, as a Websense stockholder, the opportunity to endorse or not endorse the compensation we paid to our named executive officers for fiscal 2012 by voting to approve or not approve such compensation as described in this proxy statement. At the 2012 Annual Meeting of Stockholders, over 86% of the votes cast on the Say on Pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders' support of Websense's approach to executive compensation.
The Compensation Committee has overseen the development of our executive compensation program, as described more fully in the “Compensation of Executive Officers” section of this proxy statement. The Compensation of Executive Officers section describes and explains our executive compensation policies and practices and the process that was used by the Compensation Committee to reach its decisions on the compensation of our named executive officers for fiscal 2012. It also contains a discussion and analysis of each of the primary components of our executive compensation program.
The Compensation Committee and our Board continually review best practices in corporate governance and executive compensation and, in fiscal 2012, the Compensation Committee reviewed the executive compensation structure to ensure that Websense meets industry standards for executive compensation. The Compensation Committee and our Board also consider the results of the prior year advisory vote on executive compensation by our stockholders. For the reasons discussed above, our Board recommends that our stockholders indicate their support for the compensation of Websense's named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to Websense's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

2013 PROXY STATEMENT 26

Please note that your vote is advisory and will not be binding upon Websense or our Board. However, our Board and the Compensation Committee value the opinions that our stockholders express in their votes and in any additional dialogue. Consequently, the Compensation Committee intends to take into account the outcome of the vote and those opinions when considering future executive compensation decisions for our executive officers.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present, in person, or represented by proxy and entitled to vote at the annual meeting.
Unless the Board decides to modify its policy regarding the frequency of soliciting non-binding advisory votes on the compensation of our named executive officers, the next scheduled Say on Pay vote will be at the 2014 Annual Meeting of Stockholders.
Your Board of Directors recommends a vote “FOR” approval of executive compensation.

2013 PROXY STATEMENT 27

Proposal 4
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit this selection for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since our initial public offering in March 2000. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or laws require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Websense and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES
The following table shows aggregate fees billed to us for the fiscal years ended December 31, 2012 and December 31, 2011, by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year
	2012	2011
	(in thousands)
Audit, Audit-Related and Tax Compliance Fees
Audit Fees (for annual audit of the consolidated financial statements and the effectiveness of internal control over financial reporting; reviews of our quarterly reports on Form 10-Q; review of the annual proxy statement; comfort letters and consents for Websense filings on Form S-8; and statutory and group audits required internationally)(1)(2)	$1,087	$1,164
Audit-Related Fees (for consultation regarding financial accounting and reporting standards)(3)	1	2
Tax Fees (for U.S. and international income tax compliance)(3)	241	806
All Other Fees
Tax Consulting (international distribution restructuring and other consulting)(3)	19	359
Total Fees	$1,348	$2,331

(1)	Includes fees and out-of-pocket expenses, whether or not yet billed.
(2)	Amounts reported for 2011 have been adjusted for invoices received after the filing date of our 2012 Proxy Statement for services rendered in 2011.
(3)	Includes amounts billed and related out-of-pocket expenses for services rendered during the year.

2013 PROXY STATEMENT 28

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The Audit Committee generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All fees described in the table above were pre-approved by the Audit Committee.
The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the independence of the registered public accounting firm.
Your Board of Directors recommends a vote “FOR” the ratification of Websense's selection of Ernst & Young LLP.
OTHER MATTERS
We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board may recommend. By execution of the enclosed proxy, you grant discretionary authority with respect to such other matters.

2013 PROXY STATEMENT 29

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of February 28, 2013 by: (i) each director and nominee for director, (ii) each of the named executive officers listed in the Summary Compensation Table, (iii) all executive officers and directors of Websense as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.
Except as otherwise noted, the address of each person listed in the table is c/o Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G as filed with the SEC. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares shown as beneficially owned. The applicable percentage of ownership for each stockholder is based on 36,516,898 shares of common stock outstanding as of February 28, 2013, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned that are exercisable on or before April 29, 2013, which is 60 days after February 28, 2013, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and other rights but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address	Number of Shares Beneficially Owned	Percent (%)
Named Executive Officers, directors and nominees for directors:
John McCormack(1)	495,440	1.34%
Michael A. Newman(2)	215,973	*
Didier Guibal(3)	159,572	*
Russ Dietz(4)	—	*
Christian Waage(5)	—	*
Gene Hodges(6)	1,255,583	3.34%
John B. Carrington(7)	259,760	*
Charles M. Boesenberg(8)	104,613	*
Bruce T. Coleman(9)	164,150	*
John F. Schaefer(10)	145,150	*
Mark S. St.Clare(11)	86,150	*
Gary E. Sutton(12)	82,340	*
Peter C. Waller(13)	89,150	*

2013 PROXY STATEMENT 30

Name and Address	Number of Shares Beneficially Owned	Percent (%)
5% Stockholders:
BlackRock, Inc.(14)	2,892,065	7.92%
40 East 52nd Street New York, NY 10022
Artisan Partners Limited Partnership(15)	2,751,737	7.54%
875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
PRIMECAP Management Company(16)	2,735,441	7.49%
225 South Lake Ave., #400 Pasadena, CA 91101
Wellington Management Company, LLP(17)	2,308,219	6.32%
280 Congress Street Boston, MA 02210
The Vanguard Group, Inc.(18)	2,295,971	6.29%
100 Vanguard Blvd. Malvern, PA 19355
American Century Investment Management, Inc.(19)	1,880,299	5.15%
4500 Main Street, 9th Floor Kansas City, MO 64111
All of our current executive officers and directors as a group (12 persons)(20)	1,802,298	4.61%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.
(1)	Includes 471,875 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013.
(2)	Includes 195,687 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013.
(3)	Includes 109,166 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013.
(4)	Mr. Dietz was appointed Executive Vice President, Chief Technology Officer of Websense in November 2012.
(5)	Mr. Waage was appointed Vice President, General Counsel and Secretary of Websense in July 2012.
(6)
Includes 1,045,937 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013. Mr. Hodges retired from his position as CEO and as a member of the Board of Websense, effective January 13, 2013 and subsequently entered into a Retirement and Consulting Agreement, under which he has agreed to provide Websense consulting services beginning January 14, 2013 through February 28, 2014. Mr. Hodges' unvested stock options and RSUs, including performance based RSUs, will continue to vest during the consulting period.

(7)
Includes 217,110 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,793 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013.

(8)
Includes 104,279 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 102,568 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 334 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013. Mr. Boesenberg was elected to serve as a director by the Board in January 2013.

(9)
Includes 81,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,793 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013.

2013 PROXY STATEMENT 31

(10)
Includes 81,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,793 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013. Mr. Schaefer maintains a margin securities account at a brokerage firm and the positions held in such margin account, which may from time to time include shares of Websense common stock, are pledged as collateral security for the repayment of loan balances, if any, in the account. As of February 28, 2013, there were 55,190 shares of Websense common stock pledged as security for margin loan balances. Proceeds from any loan made pursuant to the margin account have only been used for the purpose of purchasing additional shares of Websense common stock.

(11)
Includes 76,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,793 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013.

(12)
Includes 76,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,793 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013.

(13)
Includes 81,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 1,834 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 1,793 shares which have vested pursuant to a grant of RSUs that will not be delivered until May 31, 2013.

(14)
A report on Schedule 13G/A filed with the SEC on February 8, 2013 indicates that BlackRock, Inc. had sole voting and dispositive power for all 2,892,065 of the shares which are held by the following subsidiaries of BlackRock, Inc.: BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Advisors (UK) Limited and BlackRock Investment Management (UK) Limited. The report indicates that all of the shares beneficially owned by BlackRock, Inc. are owned of record by various persons, and that those persons have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

(15)
A report on Schedule 13G/A filed with the SEC on February 6, 2013 indicates that Artisan Partners Limited Partnership (“Artisan Partners”); Artisan Partners Holdings LP, the sole limited partner of Artisan Partners (“Artisan Holdings”); Artisan Investment Corporation, the general partner of Artisan Holdings (“Artisan Corp.”); Artisan Investments GP LLC, the general partner of Artisan Partners (“Artisan Investments”); ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”); and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (together with Artisan Partners, Artisan Holdings, Artisan Corp., Artisan Investments and ZFIC, the “Artisan Parties”) are the beneficial owners of 2,751,737 of the shares acquired on behalf of discretionary clients of Artisan Partners who have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the shares. The report indicates that each of the Artisan Parties had shared dispositive power for all 2,751,737 of the shares and shared power to vote 2,603,437 of the shares.

(16)
A report on Schedule 13G/A filed with the SEC on February 14, 2013 indicates that PRIMECAP Management Company had sole dispositive power for all 2,735,441 of the shares and sole power to vote 2,318,541 of the shares.

(17)
A report on Schedule 13G/A filed with the SEC on February 14, 2013 indicates that Wellington Management Company, LLP (“Wellington Management”), in its capacity as investment advisor, had shared dispositive power for all 2,308,219 of the shares and shared power to vote 1,790,719 of the shares. The report indicates that all of the shares beneficially owned by Wellington Management are owned of record by the clients of Wellington Management, and that those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such shares.

(18)
A report on Schedule 13G/A filed with the SEC on February 11, 2013 indicates that The Vanguard Group, Inc. had sole dispositive power for 2,246,188 of the shares, shared dispositive power for 49,783 of the shares and sole power to vote 50,983 of the shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 49,783 of the shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,200 of the shares as a result of its serving as investment manager of Australian investment offerings.

(19)
A report on Schedule 13G filed with the SEC on February 11, 2013 indicates that Stowers Institute for Medical Research (“SIMR”), American Century Companies, Inc. (“ACC”), which is controlled by SIMR, and American Century Investment Management, Inc., a wholly-owned subsidiary of ACC and an investment adviser, beneficially owned and had sole dispositive power over all 1,880,299 shares and had sole power to vote 1,760,799 shares.

(20)
Includes 1,495,617 shares of common stock issuable upon exercise of stock options exercisable within 60 days of February 28, 2013, of which 113,572 shares remain unvested and therefore subject to certain rights of repurchase by Websense. Also includes 11,092 shares which have vested pursuant to grants of RSUs that will not be delivered until May 31, 2013.

2013 PROXY STATEMENT 32

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Websense. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Websense with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to Websense and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16 (a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.
FORWARD-LOOKING STATEMENTS
This proxy statement, including the section entitled “Compensation Discussion and Analysis” set forth below, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. These statements are based on our current expectations and involve risks and uncertainties which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken in the future. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those set forth in the section on forward-looking statements and in the risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in our quarterly reports on Form 10-Q and current reports on Form 8-K as filed with the SEC.

2013 PROXY STATEMENT 33

COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
The following discussion and analysis provides disclosure of the objectives and practices underlying the compensation programs for our CEO and our other named executive officers, collectively identified as our “named executive officers.” Our named executive officers for 2012 were: our CEO, John McCormack; our Executive Vice President (“EVP”), CFO, Michael A. Newman; our EVP, Worldwide Sales, Didier Guibal; our EVP, Chief Technology Officer (“CTO”), Russ Dietz; our Vice President (“VP”), General Counsel and Corporate Secretary, Christian Waage; and our former CEO, Gene Hodges. We expect that our named executive officers for 2013 will be the same as in 2012, with the exception of Mr. Hodges who retired effective January 13, 2013.
Mr. McCormack previously served as our President and was appointed CEO and a member of the Board in January 2013 in connection with the retirement of Mr. Hodges. Mr. Newman was promoted to EVP, CFO of Websense in April 2012 and previously served as Senior Vice President (“SVP”), General Counsel, Chief Administrative Officer and Corporate Secretary of Websense since December 2010, and as interim Chief Financial Officer since September 2011. Mr. Waage was appointed VP, General Counsel in July 2012 and Mr. Dietz was appointed EVP, CTO in November 2012.
Opportunity for Stockholder Feedback
The Compensation Committee carefully considers feedback from our stockholders concerning our executive compensation program. The advisory vote on the compensation of our named executive officers gives stockholders an opportunity to express their views on our executive compensation program.
This Compensation Discussion and Analysis contains information that is relevant to your advisory vote relating to the compensation of the named executive officers (See “Proposal 3 - Non-Binding Stockholder Advisory Vote on Executive Compensation”) so you should review this section in conjunction with making a decision on the non-advisory vote.
Role of the Compensation Committee
The Compensation Committee oversees the development and administration of our compensation and benefits policies and programs and is charged with, among other things: (1) determining the cash and non-cash compensation of our named executive officers, (2) evaluating the performance of our named executive officers and (3) exercising the authority of the Board with respect to the administration of our stock-based and other incentive compensation plans. The Compensation Committee makes all compensation decisions for our named executive officers, and reviews compensation decisions made by our CEO and our other executive officers for our non-executive officers. The Compensation Committee, along with the Board, evaluates the performance of the CEO on an annual basis.
The Board or the Compensation Committee must grant all equity awards to Section 16 Officers. For non-executive employees, the Compensation Committee has established guidelines for equity awards to new employees and for promotions based upon salary grades within Websense. Commencing in early 2009, the Compensation Committee decided to grant RSUs primarily instead of stock options to non-executive employees. RSUs are generally granted once per quarter for employees commencing employment or being promoted during the prior three months. It has been the policy of the Board that stock option awards are granted on the last business day of the month in which the employee commenced employment or was promoted, or on the same date as the quarterly RSU grants are made, and have an exercise price equal to the closing price of our common stock on the date of grant. Our policy of granting equity awards at pre-set times is designed to reduce disparities in exercise prices caused by stock market fluctuations.

2013 PROXY STATEMENT 34

Role of Executive Officers in Compensation Decisions
The CEO and our other executive officers evaluate the performance of the various officers who directly or indirectly report to them. The CEO also evaluates the performance of our other executive officers, and then makes recommendations to the Compensation Committee with respect to annual salary adjustments and annual equity awards. The Compensation Committee can exercise its discretion in modifying any recommended salary adjustments or discretionary cash or equity-based awards to any executive or non-executive officers.
The Special Stock Award Committee of our Board currently consists of our CEO, John McCormack, and our Chairman of the Board, John B. Carrington. During fiscal 2012, the Special Stock Award Committee consisted of our former CEO, Gene Hodges, and Mr. Carrington. The Special Stock Award Committee has the authority to make discretionary stock option and RSU grants under our 2009 Equity Incentive Plan (the “2009 Equity Plan”) to all eligible individuals other than Section 16 Officers. The Compensation Committee reviews the grants made by the Special Stock Award Committee to ensure that grants are made consistent with the guidelines set by the Compensation Committee.
Role of the Compensation Consultant
The Compensation Committee has in the past retained FW Cook as its independent compensation consultant from time to time. The Compensation Committee again engaged FW Cook as a compensation consultant to assist with 2012 and 2013 executive compensation matters due to FW Cook's industry expertise, historical knowledge of our compensation practices and independence as further discussed below. The Compensation Committee requested that FW Cook perform an overall assessment of our senior executive compensation program, including analyses of competitive base salaries, annual cash incentives and the annualized fair value of long-term equity compensation (i.e., total direct compensation) for purposes of assisting in the design of the 2012 and 2013 compensation programs. FW Cook also reviewed our aggregate equity compensation practices, financial operating performance and total shareholder return compared to peer companies, and advised on CEO compensation practices in connection with Mr. McCormack's promotion from President to CEO. FW Cook did not provide any other services to Websense during 2012.
Our management, with the approval of the Compensation Committee, retained the services of Barney & Barney LLC as a compensation consultant to review executive compensation levels for 2012 and to assist management in evaluating and submitting to the Compensation Committee and FW Cook compensation proposals for consideration for fiscal 2013. Our management selected Barney & Barney because the firm specializes in analyzing compensation market data for mid-size companies like Websense and has expertise in compensation practices and data for the Southern California region. In addition to serving as a compensation consultant to our management in fiscal 2012, Barney & Barney and its affiliates were retained by management to provide insurance and risk management services. Any compensation-related information produced by Barney & Barney and submitted by management to the Compensation Committee is evaluated by FW Cook, and the Compensation Committee takes into account that Barney & Barney provides executive compensation-related services to management when it reviews such information.
The Compensation Committee analyzed whether the work of FW Cook and Barney & Barney as compensation consultants has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to Websense by each of the compensation consultants; (ii) the amount of fees from Websense paid to each of the compensation consultants as a percentage of the firm's total revenue; (iii) the policies and procedures of each of the compensation consultants that are designed to prevent conflicts of interest; (iv) any business or personal relationship of either compensation consultant or the individual compensation advisors employed by each firm with an executive officer of Websense; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of Websense owned by either compensation consultant or the individual compensation advisors employed by each firm. The Compensation Committee concluded, based on its analysis of the above factors, that the work of FW Cook, Barney & Barney and the individual compensation advisors employed by each firm as compensation consultants to Websense has not created any conflict of interest.

2013 PROXY STATEMENT 35

Peer Group and Consultants Used to Assess 2012 Executive Compensation
For fiscal 2012, management engaged Barney & Barney to conduct an overall assessment of our executives' total direct compensation, which included a review of base salaries, annual incentives, total cash compensation, and the annualized fair value of long-term equity compensation for 2012. As part of its assessment, Barney & Barney compared our programs and the compensation of our executive officers to the programs and compensation levels of comparable officers of peer group companies selected by Barney & Barney. The peer companies consisted of 21 technology companies and were selected after taking into account business scope, market capitalization, headcount and other financial metrics. The peer companies are listed below and include business software and services firms, including certain like-sized security software competitors (the “2012 Peer Group”).

ACI Worldwide	Fortinet	Riverbed
Advent Software	Informatica	Rovi
ANSYS	JDA Software Group	Sonus Networks
Ariba	Manhattan Associates	SuccessFactors
Blackbaud	NetScout Systems	Tekelec
Blackboard	Pegasystems
Blue Coat Systems	Progress Software
CommVault Systems	RealNetworks
Management presented to the Compensation Committee the assessment completed by Barney & Barney to the Compensation Committee along with management's executive compensation proposal for 2012. The Compensation Committee instructed FW Cook to review the study performed by Barney & Barney, including the selection of the 2012 Peer Group, the 2012 compensation program proposed by management, and to provide an independent evaluation of our executive compensation program. Based on the analysis and recommendation of FW Cook, the Compensation Committee determined that the companies comprising the 2012 Peer Group were appropriately selected.
As described below, the Compensation Committee used the results of this review as well as other data provided by FW Cook to assess base salary, the annual cash incentive plans and the long-term equity-based incentive plans for our executive officers in 2012. The Compensation Committee did not use data from FW Cook or Barney & Barney for benchmarking of any compensation in 2012.
Peer Group and Consultants Used to Assess 2013 Executive Compensation
For fiscal 2013, our management, with the approval of the Compensation Committee, continued to retain the services of Barney & Barney LLC to review executive compensation levels for 2012 and to assist management in evaluating and designing compensation proposals for 2013. As part of the review, Barney & Barney updated the 2012 Peer Group. Changes in the companies comprising the new peer group from the 2012 Peer Group were primarily due to companies either being acquired and/or factors that we used for peer group selection changing materially for us or for a prior peer group company (e.g., significant changes in market capitalization or head count, etc.). This revised peer group consisted of 21 technology companies as listed below (the “2013 Peer Group”).

ACI Worldwide	JDA Software Group	RealPage
Active Network	LeapFrog	Riverbed
Advent Software	Manhattan Associates	Rovi
Blackbaud	NetScout Systems	Sonus Networks
CommVault Systems	NetSuite	Tyler Technologies
DealerTrack	Pegasystems
Fortinet	Progress Software
Informatica	RealNetworks

2013 PROXY STATEMENT 36

For fiscal 2013, the Compensation Committee again retained the services of FW Cook to perform an overall assessment of our executive total direct compensation and to independently review the market data, including the 2013 Peer Group, and proposals of Barney & Barney and management. Based on the analysis and recommendation of FW Cook, the Compensation Committee determined that the companies comprising the 2013 Peer Group were appropriately selected.
The Compensation Committee used the findings and recommendations of FW Cook to assess all elements of executive compensation for 2013, but did not use any data for compensation benchmarking purposes.
Executive Compensation Components
The compensation program for our CEO and other named executive officers consists principally of base salary, annual cash incentive compensation, long-term compensation in the form of equity awards, and severance/termination protection (“Total Compensation”). The allocation between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing annual cash incentives to reward annual performance against specific Websense goals and providing long-term compensation to maximize the creation of long-term value for us and our stockholders. The Compensation Committee has not established a formula for allocating Total Compensation among base compensation, annual cash incentive compensation and long-term equity-based compensation. Instead, the Compensation Committee reviews each element of the compensation program, as described in more detail below, and makes annual decisions with respect to each element of compensation. It then reviews the aggregate compensation resulting from those decisions to determine whether the resulting Total Compensation package is consistent with the Compensation Committee's compensation policies, weighted toward performance-based compensation and competitiveness.
Base Salary
We intend to provide a regular source of income to our named executive officers through base salaries. Base salary levels for our CEO and other named executive officers reflect the experience, skills, knowledge and responsibilities required of each officer. The Compensation Committee considers base salary and variable compensation separately, as well as part of Total Compensation. For newly hired officers, the Compensation Committee considers the compensation of the individual at his or her prior employer, the compensation of comparable officers at publicly traded technology companies of comparable size, the compensation of recently hired software officers in corresponding positions in California and competitive hiring factors.
The Compensation Committee reviews each officer's salary once a year and may adjust each officer's salary to reflect promotions or changes in level of responsibility, performance-based factors, as well as competitive conditions. The Compensation Committee does not apply specific formulas to determine increases. Generally, salaries for our officers are adjusted effective in March or April of each year.
In establishing the 2012 base salaries, the Compensation Committee took into account a number of factors, including the recommendations of our CEO (except as to his own compensation), the executive's seniority, position, level of responsibility and contribution to Websense over the prior twelve months, pay levels for similar positions within the 2012 Peer Group, compensation survey data from the Radford Global Technology Compensation Survey, and recommendations of FW Cook. In January 2012, the Compensation Committee made base salary adjustments, effective April 1, 2012, for several of our named executive officers. The Compensation Committee increased the base salaries for Messrs. McCormack, Newman, Guibal and Hodges by three percent to reflect an inflationary and cost-of-living adjustment. Mr. Newman's base salary was subsequently further increased from $371,300 to $382,600, effective upon his promotion to EVP, CFO on April 18, 2012.

2013 PROXY STATEMENT 37

The 2012 base salaries for our named executive officers were as follows:

	Base Salary				Increase Over 2011 Base Salary
Name	2012		2011
John McCormack, CEO	$424,400		$412,000		3%
Michael A. Newman, EVP, CFO	$382,600	(1)	$360,500	(2)	6%
Didier Guibal, EVP, Worldwide Sales	$323,600		$314,200		3%
Russ Dietz, EVP, CTO	$325,000		—		—
Christian Waage, VP, General Counsel and Corporate Secretary	$300,000		—		—
Gene Hodges, former CEO	$590,900		$573,700		3%

(1)	Mr. Newman's base salary was increased from $371,300 to $382,600, effective April 18, 2012, the date he was promoted to EVP, CFO.
(2)	Mr. Newman's base salary was increased from $330,600 to $360,500 effective September 7, 2011, the date he began serving as our interim CFO, in addition to fulfilling his other responsibilities.
For 2013, the Compensation Committee increased the base salaries for Messrs. Newman, Guibal and Waage by three percent to reflect an inflationary and cost-of-living adjustment. These salary increases were effective as of April 1, 2013. Mr. McCormack's base salary for 2013 was increased to $525,000 effective January 13, 2013, the date he was promoted from President to CEO of Websense. Mr. Dietz did not receive an adjustment to his current base salary as he was appointed EVP, CTO of Websense in November 2012.
Annual Cash Incentive Compensation
Our cash incentive plans are intended to provide a direct financial incentive in the form of cash bonuses based on the achievement of specifically defined performance goals. In establishing our annual cash incentive programs, the Compensation Committee has used objectives based on corporate billings and non-GAAP operating income. Under our subscription model, billings is the best indicator of sales activity in the current period, and non-GAAP operating income (which excludes acquisition related expenses, share-based compensation expenses and certain other non-recurring items) is a good measure of our overall financial performance in the current period. Billings represent the amount of subscription contracts, OEM royalties and appliance sales billed to customers during the applicable period. Any excess of billings booked in a period compared with revenue recognized in that same period results in an increase in deferred revenue at the end of the period compared with the beginning of the period. Using billings (net of distributor marketing payments, channel rebates and adjustments to the allowance for doubtful accounts) to measure our financial performance provides a consistent basis for understanding our sales activities each period. Similarly, we believe non-GAAP operating income provides us with a better ability to evaluate the performance of our business in the current period because it excludes certain non-cash expenses and non-recurring items. For example, we believe that the exclusion of share-based compensation from operating income provides a better indication of our operating results because of varying available valuation methodologies, subjective assumptions and the variety of equity award types. A reconciliation of these non-GAAP financial measures is provided in Appendix B to this proxy statement.

2013 PROXY STATEMENT 38

In January 2012, the Compensation Committee approved the terms of the 2012 Management Bonus Program applicable to our CEO, our President, and our non-sales executive officers (the “SVPs”). In April 2012, the 2012 Management Bonus Program was amended by the Compensation Committee (as amended, the “2012 Management Bonus Program”), in connection with Mr. Newman's promotion to EVP, CFO, to indicate that the target bonus amount for a non-sales EVP is 75% of base salary paid in 2012. In July 2012, the Compensation Committee approved the 2012 General Counsel Bonus Program applicable to our VP, General Counsel in connection with the appointment of Mr. Waage. The terms of the 2012 General Counsel Bonus Program are identical to the 2012 Management Bonus Program, except for the target bonus amount applicable to the VP, General Counsel. Accordingly, any reference to the “2012 Management Bonus Program” shall also mean and include the 2012 General Counsel Bonus Program. The Compensation Committee also approved the terms of the 2012 Executive Vice President of Worldwide Sales Bonus Program (the “2012 EVP Sales Bonus Program,” and together with the 2012 Management Bonus Program, the “2012 Bonus Programs”) applicable to our EVP of Worldwide Sales (the “Sales EVP”) in January 2012. Cash awards granted under the 2012 Bonus Programs are granted under our 2009 Equity Plan.
Management Bonus Programs
Under the 2012 Management Bonus Program, our CEO was eligible for a target bonus amount equal to 100% of his base salary paid during 2012, our President and CFO were eligible for target bonus amounts equal to 75% of their respective base salaries paid during 2012, our SVPs were eligible for target bonus amounts equal to 50% of their respective base salaries paid during 2012, and our VP, General Counsel was eligible for a target bonus amount equal to 30% of his base salary paid during 2012 (collectively, the “Management Target Bonuses”). The actual amounts of the Management Target Bonuses earned were based on our achievement of certain performance goals established by the Compensation Committee near the beginning of the fiscal year and communicated in writing to each participant. The performance goals related to (i) annual billings and (ii) annual non-GAAP operating income. Sixty percent of each Management Target Bonus was earned if we met our annual billings goal while the other 40% was earned if we met our annual non-GAAP operating income goal. The two performance goals were measured independently and achievement of over 80% of a performance goal was required for any payment of the portion of a Management Target Bonus that was based on achievement of that goal. The Management Target Bonuses were prorated for goal achievement between 80% - 110% of the annual billings goal or annual non-GAAP operating income goal on a straight line interpolation, and no additional payments were made for any achievement in excess of 110%. At 90% goal achievement, each individual would earn 50% of the target payment for that goal, and at 110% or more, each individual would earn 150% of the target payment for that goal.
Under the 2012 Management Bonus Program, the annual billings objective for 2012 was $393.6 million. The annual non-GAAP operating income objective for 2012 was $77.7 million. We achieved 93.88% of our billings objective and 89.88% of our non-GAAP operating income objective. Accordingly, the billings performance objective was paid at 69.40% of the target while the non-GAAP operating income performance objective was paid at 49.40% of the target for a blended payment of 61.40% of the target bonus amounts for Messrs. McCormack, Newman, Waage and Hodges. Mr. Dietz did not participate in the 2012 Management Bonus Program as he joined Websense in November 2012.

2013 PROXY STATEMENT 39

The following table provides the target bonus amounts under the 2012 Management Bonus Program for each named executive officer, along with the respective percentage achievement level and the actual amount paid for 2012.

Name	Target Bonus Payment	% of Target Bonus Payment Achieved	Bonus Amount Paid(1)
John McCormack, CEO(2)	$315,796	61.40%	$193,899
Michael A. Newman, EVP, CFO(3)	$252,686	61.40%	$155,149
Russ Dietz, EVP, CTO(4)	—	—	—
Christian Waage, VP, General Counsel and Corporate Secretary(5)	$41,538	61.40%	$25,505
Gene Hodges, former CEO	$586,272	61.40%	$359,971

(1)	Each bonus amount is calculated using the actual base salary paid to a named executive officer during 2012 as opposed to using the highest base salary rate in effect during 2012.
(2)	Mr. McCormack served as our President during 2012 and his target bonus is calculated based on 75% of base salary paid.
(3)	Mr. Newman was promoted from SVP to EVP in April 2012. This promotion increased his target bonus amount from 50% to 75% of base salary paid in 2012, and his overall bonus was prorated accordingly.
(4)	Mr. Dietz did not participate in the 2012 Management Bonus Program since he joined Websense in November 2012.
(5)	Mr. Waage joined Websense in July 2012 and his bonus amount is calculated based on salary paid from July 2012 through December 2012.
For 2013, the Compensation Committee approved the terms of the 2013 Management Bonus Program which are the same as the terms of the 2012 Management Bonus Program, except that (i) billings and non-GAAP operating income objectives were revised to be consistent with the 2013 operating budget approved by the Board in January 2013 and (ii) all non-sales EVPs, including our CTO, will be eligible for target bonus amounts equal to 75% of their respective base salaries paid during 2013. The Compensation Committee generally sets the billings and non-GAAP operating income objectives based on our operating plan and then-current expectation for our public annual guidance so that management has a direct cash incentive to perform to expectations. The Compensation Committee maintained the performance targets and ranges for achievement from those used in the 2012 Management Bonus Program after a thorough review of the achievement of the performance objectives for 2012, and the Compensation Committee determined that the objectives are designed to adequately manage performance risk of the executives and drive stock appreciation and long-term profitable growth through annual billings and expense controls.

2013 PROXY STATEMENT 40

EVP Sales Bonus Programs
Under the 2012 EVP Sales Bonus Program, our Sales EVP was eligible for a target bonus amount equal to 100% of his base salary applicable for each fiscal quarter during 2012 (the “Sales EVP Target Bonuses”). The actual amounts of the Sales EVP Target Bonuses earned were based on our achievement of certain performance goals established by the Compensation Committee near the beginning of the fiscal year and communicated in writing to our Sales EVP. The performance goals are related to (i) quarterly billings and (ii) quarterly non-GAAP operating income. Seventy percent of each Sales EVP Target Bonus was earned if we met our applicable quarterly billings goal and 30% of each Sales EVP Target Bonus was earned if we met our applicable quarterly non-GAAP operating income goal. The two performance goals were measured independently and achievement of over 80% of a performance goal was required for any payment of the portion of the Sales EVP Target Bonus that was based on achievement of that goal. The Sales EVP Target Bonuses were prorated for goal achievement between 80% - 110% (and in the case of the billings goal, achievement above 110%) of a quarterly goal on a straight line interpolation. At 90% goal achievement, the Sales EVP would earn 50% of the target payment, and at 110% or more, the Sales EVP would earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the billings goal would be paid for achievement of the billings goal above 110%. In no event, however, could the aggregate amount of the Sales EVP Target Bonuses in the fiscal year exceed $5,000,000, as provided in the 2009 Equity Plan. No additional payments were made for achievement of the quarterly non-GAAP operating income goals in excess of 110%. The 2012 EVP Sales Bonus Program more closely aligns compensation to billings performance compared to the 2012 Management Bonus Program because our Sales EVP, Mr. Guibal, is primarily responsible for billings performance due to his role as our head of sales. Additionally, the Compensation Committee decided that Mr. Guibal should be eligible to earn bonuses on a quarterly basis rather than on an annual basis because a higher portion of Mr. Guibal's total cash compensation consists of performance-based compensation than for any of our other named executive officers (except for our CEO) and to incentivize Mr. Guibal to help Websense achieve consistent billings performance throughout the year.
The following table provides the quarterly billings and non-GAAP operating income objectives along with the respective percentage achievement and the actual bonus amounts paid to Mr. Guibal, under the 2012 EVP Sales Bonus Program.

	Billings Objective (in millions)	% of Billings Objective Met	Non-GAAP Operating Income Objective (in millions)	% of Non-GAAP Operating Income Objective Met	% of Sales EVP Target Bonus Payment	Bonus Amounts Paid (in thousands)
First Quarter	$80.3	100.38%	$16.4	108.43%	116.33%	$91,362
Second Quarter	$92.0	92.79%	$18.5	101.25%	76.64%	$62,002
Third Quarter	$91.8	88.80%	$22.2	90.40%	46.40%	$37,537
Fourth Quarter	$129.5	94.23%	$20.6	63.40%	49.81%	$40,292
Total Amount Paid						$231,193
For 2013, the Compensation Committee approved the terms of the 2013 EVP Sales Bonus Program which are the same as the terms of the 2012 EVP Sales Bonus Program, except that billings and non-GAAP operating income objectives were revised to be consistent with the 2013 operating budget approved by the Board in January 2013.
Signing Bonus
In connection with Mr. Dietz's appointment as EVP, CTO of Websense in November 2012, the Compensation Committee approved a signing bonus in the amount of $75,000 to help offset bonuses foregone at his previous employer as a result of joining Websense. The bonus was not paid under the 2012 Management Bonus Program.

2013 PROXY STATEMENT 41

Long-Term Incentive Compensation
Our named executive officers receive an annual equity award as a long-term incentive as described further below. In addition to these annual awards, named executive officers may receive equity awards upon their hiring or during the year in recognition of a promotion or other significant achievement. All equity awards granted to our named executive officers are issued under the 2009 Equity Plan or were issued in the past under the predecessor Amended and Restated 2000 Stock Incentive Plan. The 2009 Equity Plan provides for the grant of incentive and nonqualified stock options, RSUs and rights to purchase stock to our employees, directors and consultants. To date, only nonqualified stock options and RSUs have been granted under the 2009 Equity Plan or the predecessor plan.
The Compensation Committee believes that by providing persons who have substantial responsibility for our management and growth with an opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more closely aligned. The stock awards enable the named executive officers and other employees to participate in the long-term appreciation of our stockholder value, while personally feeling the impact of any business setbacks, whether Websense-specific or industry-based. Furthermore, the award assists with retention of our executive officers because the awards vest over time subject to continued employment.
Named executive officers are typically granted new stock awards during the first half of the year following the completion of annual performance evaluations and in connection with promotions or upon hiring. From 2009 to 2011, the Compensation Committee made equity refresh grants for officers and employees primarily in the form of RSUs in order to reduce the dilutive effect of stock options and respond to competitive market conditions. However, in February 2012, the Compensation Committee also decided to grant nonqualified stock option awards to executive officers in addition to time-based and performance-based RSU (“Performance RSU”) awards to increase the alignment of the total refresh award for each executive officer with the performance of our stock. The mix of stock option awards coupled with time-based and Performance RSUs helps ensure that our executive officers' interests are aligned with those of our stockholders both in terms of operational performance and the long-term performance of our stock price. Our time-based RSU awards usually have vesting periods of four years and our Performance RSU awards usually have vesting periods of three years. Our stock options usually have seven year terms and have vesting periods of four years.
Annual Refresh Equity Awards
In February 2012, as part of its normal annual review of equity awards, the Compensation Committee made refresh grants of RSU and nonqualified stock option awards to our named executive officers. Each refresh equity award was comprised as follows: 50% nonqualified stock options, 25% time-based RSUs, and 25% Performance RSUs (assuming performance at targeted levels). To achieve the desired balance among the equity awards, the shares underlying each time-based RSU and each Performance RSU were considered to be equivalent to three shares exercisable pursuant to nonqualified stock options, based in part on valuation assessments from FW Cook and in part on the Compensation Committee's historic granting practices of equity awards. In making these refresh grants, the Compensation Committee considered information by FW Cook, data relating to the number and value of shares awarded by executive position by companies identified in the 2012 Peer Group, the number of shares available for grant under the 2009 Equity Plan, and the performance of our officers. The Compensation Committee utilized this information to assess whether our annual refresh equity awards were generally consistent with awards made by 2012 Peer Group companies. The information provides the Compensation Committee with a general understanding of current compensation practices, however, the Compensation Committee did not use this data to benchmark equity awards made to our named executive officers.
The nonqualified stock options vest over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments and, once vested, are exercisable for up to seven years from the date of grant. The stock options have an exercise price equal to the closing market price of our common stock on the date of grant.

2013 PROXY STATEMENT 42

The following table provides the amount of stock options granted to each named executive officer in February 2012.

Name	Number of Shares Underlying Stock Options (#)
John McCormack, CEO	120,000
Michael A. Newman, EVP, CFO	67,500
Didier Guibal, EVP, Worldwide Sales	60,000
Russ Dietz, EVP, CTO(1)	—
Christian Waage, VP, General Counsel and Corporate Secretary(1)	—
Gene Hodges, former CEO	157,500

(1)	Employment commenced after February 2012. See the section entitled “New Hire and Promotion Equity Awards” below for stock options granted to Mr. Dietz and Mr. Waage upon commencement of employment.
The Compensation Committee also granted two kinds of RSUs to each named executive officer: time-based RSUs and Performance RSUs. The time-based RSUs accounted for 25% of each named executive officer's total refresh award and vest over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal installments semi-annually thereafter. The Performance RSUs were intended to incentivize our named executive officers to meet our 2012 annual billings goal and the target number of Performance RSUs accounts for 25% of the total annual refresh grant. The maximum number of Performance RSUs may account for more than 25% of the annual refresh grant in the event Websense exceeded its annual billings target. The Compensation Committee used the billings goal because it believes that billings growth has significant impact on both short and long-term stockholder value, and expects billings growth to drive future revenue growth. In addition, because foreign currency exchange rate fluctuations can have a significant positive or negative impact on billings that is independent of the relative success of our sales activities in the year, achievement of the billings goal for purposes of the Performance RSUs was to be determined on a basis that was neutral with respect to foreign currency exchange rates. Determining our billings performance in this manner ensured that our named executive officers were not rewarded by positive fluctuations, nor were disadvantaged by negative fluctuations, in currency exchange rates. The Compensation Committee determined that this component of the performance measurement was appropriate for the Performance RSUs, but not for the 2012 and 2013 Management Bonus Programs, because the 2012 and 2013 Management Bonus Programs have a non-GAAP operating income performance objective, where currency fluctuations effect both expenses and revenues, providing a natural hedge against the impact of currency exchange rate fluctuations on our billings performance.
Achievement of over 80% of the billings goal was required for the vesting of any portion of the Performance RSUs. The Performance RSUs that become eligible for vesting are prorated for goal achievement between 80% - 100% and from 100% - 105% of the billings goal. At 90% achievement of the billings goal, 50% of the target Performance RSUs become eligible for time-based vesting, and at 105% achievement, 150% of the target number of Performance RSUs become eligible for time-based vesting. If the performance requirement is satisfied and the executive officer is continuously employed through the vesting date, 50% of the adjusted Performance RSUs will vest on February 10, 2014 and the remaining 50% will vest on February 10, 2015. If 80% or less of the billings requirement was satisfied, then the Performance RSUs would never vest and would terminate. The billings goal for 2012 was $393.6 million. We achieved 93.63% of our billings objective, as adjusted for foreign currency exchange rate fluctuations. Accordingly, 68.15% of the target Performance RSUs became eligible for time-based vesting for each named executive officer.

2013 PROXY STATEMENT 43

The following table provides the amount of time-based RSUs granted to each named executive officer in February 2012.

Name	Number of Shares Underlying Time-Based RSUs (#)
John McCormack, CEO	20,000
Michael A. Newman, EVP, CFO	11,250
Didier Guibal, EVP, Worldwide Sales	10,000
Russ Dietz, EVP, CTO(1)	—
Christian Waage, VP, General Counsel and Corporate Secretary(1)	—
Gene Hodges, former CEO	26,250

(1)	Employment commenced after February 2012 and no time-based RSUs were granted to the executive officer during 2012.
The following table provides the target amount of Performance RSUs granted to each named executive officer in 2012, along with the respective percentage achievement and the actual number of shares eligible for time-based vesting.

Name	Target Amount of Performance RSUs Granted	% of Billings Goal Met	Performance RSUs Eligible for Vesting(1)
John McCormack, CEO	20,000	93.63%	13,630
Michael A. Newman, EVP, CFO	11,250	93.63%	7,666
Didier Guibal, EVP, Worldwide Sales	10,000	93.63%	6,815
Russ Dietz, EVP, CTO(2)	—	—	—
Christian Waage, VP, General Counsel and Corporate Secretary(2)	—	—	—
Gene Hodges, former CEO	26,250	93.63%	17,889

(1)	50% of Performance RSUs will vest on February 10, 2014 and the remaining 50% will vest on February 10, 2015.
(2)	Employment commenced after February 2012 and no Performance RSUs were granted to the executive officer during 2012.
In the first quarter of 2013, the Compensation Committee again made refresh grants of RSU and nonqualified stock option awards to our named executive officers. Each refresh equity award continued to be comprised as follows: 50% nonqualified stock options, 25% time-based RSUs, and 25% Performance RSUs (assuming performance at targeted levels). The awards also contained the same vesting terms and performance provisions as the 2012 refresh equity awards. To achieve the desired balance among the equity awards, the shares underlying each time-based RSU and each Performance RSU were considered to be equivalent to three shares exercisable pursuant to nonqualified stock options.

2013 PROXY STATEMENT 44

Promotion and New Hire Equity Awards
In connection with Mr. Newman's promotion from Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, to EVP, CFO, effective April 18, 2012, the Compensation Committee granted Mr. Newman a nonqualified stock option to purchase up to 50,000 shares of our common stock on April 30, 2012, subject to the standard stock option terms and conditions described above. In addition, Mr. Newman was granted an RSU award for 50,000 shares of our common stock on May 10, 2012. The shares subject to the RSU award will vest over four years, with 25% of the total shares vesting on the first anniversary of the date of grant and the remainder vesting in equal installments semi-annually thereafter.
Upon hiring Mr. Waage as VP, General Counsel and Corporate Secretary, effective July 11, 2012, the Compensation Committee granted Mr. Waage a nonqualified stock option to purchase up to 75,000 shares of our common stock on July 31, 2012, subject to the standard stock option terms and conditions described above.
Upon hiring Mr. Dietz as EVP, CTO, effective November 26, 2012, the Compensation Committee granted Mr. Dietz a nonqualified stock option to purchase up to 225,000 shares of our common stock on November 30, 2012, subject to the standard stock option terms and conditions described above. Mr. Dietz was also granted an RSU award for 10,000 shares of our common stock on February 10, 2013. The shares subject to the RSU award will vest over two years, with 50% of the total shares vesting on the first anniversary of the date of grant and the remaining shares vesting on the second anniversary of the date of grant. These equity awards were granted pursuant to Mr. Dietz's employment agreement, and Mr. Dietz did not receive any additional 2013 annual equity refresh awards because his employment commenced in November 2012.
In connection with Mr. McCormack's promotion from President to CEO effective January 13, 2013, the Compensation Committee granted Mr. McCormack a nonqualified stock option to purchase up to 100,000 shares of our common stock on January 31, 2013, subject to the standard stock option terms and conditions described above. In addition, Mr. McCormack was granted an RSU award for 34,000 shares of our common stock on February 10, 2013. The shares subject to the RSU award will vest over four years, with 25% of the total shares vesting on the first anniversary of the date of grant and the remainder vesting in equal installments semi-annually thereafter. These equity awards are in addition to his 2013 annual equity refresh awards.
Severance/Termination Protection
In connection with certain corporate transactions or a change in control of Websense, our equity awards are subject to accelerated vesting under certain circumstances. We have also entered into an employment agreement with our CEO that provides for severance compensation to be paid if he is terminated under certain conditions, such as a change in control of Websense or a termination without cause, each as is defined in the agreement. The severance compensation payable under this employment agreement is deducted from any benefits payable to our CEO under the Severance Plan described below so that there is no duplication of benefits.
We have an Officer Change in Control Severance Benefit Plan (the “Severance Plan”) with individual participation agreements for officers under the Severance Plan. The Compensation Committee put the Severance Plan in place in order to best align our compensation program with our peer companies by providing an incentive to eligible officers to continue to grow our overall business and support potential strategic transactions. Eligible participants under the Severance Plan are officers of Websense or our affiliates who are notified of their eligibility and executed a Participation Agreement (the “Participants”). The Participants include all of our current executive officers as well as other officers.

2013 PROXY STATEMENT 45

Under the Severance Plan, Participants are entitled to receive severance benefits if the Participant's employment with us is involuntarily terminated without Cause (as defined in the Severance Plan) or the Participant voluntarily resigns with Good Reason, as defined in each individual's Participation Agreement, during the period beginning two months prior to a specified Change in Control (as defined in the Severance Plan) and ending 18 months following a Change in Control (the “Coverage Period”). Certain Participants, including certain of our current executive officers, are also eligible for severance benefits in the event the Participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period. The Compensation Committee chose a payment structure which requires termination of employment during a Coverage Period in order to best align with similar peer plans and to encourage officer motivation in working for a newly controlled company and to increase stockholder value.
Information regarding applicable payments under the Severance Plan and/or an employment agreement for our current executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” below.
Perquisites and Other Personal Benefits
We provide officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the overall compensation program in order to attract and retain key employees. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to officers.
We pay premiums for group-term life insurance and make matching contributions under our 401(k) plan. In 2011, our Board determined that gross-up payments for taxes associated with travel related to our President's Club (as described in the Summary Compensation Table below) or similar items will no longer be permitted.
Other Considerations
The Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, in determining appropriate levels and make-up of executive compensation. Section 162(m) generally disallows a tax deduction for publicly held corporations for individual compensation exceeding $1 million in any tax year for the CEO and the other named executive officers, other than compensation that is performance-based under a plan that is approved by our stockholders and that meets certain other technical requirements. Our 2012 and 2013 Management Bonus Programs and 2012 and 2013 EVP Sales Bonus Programs are established under the 2009 Equity Plan, which is a stockholder-approved plan. The Compensation Committee has determined that it will not necessarily seek to limit executive compensation to only deductible compensation under Section 162(m) because the deductibility of some types of compensation may impose requirements that limit our flexibility in granting or changing executive compensation. Further, deductibility can also depend upon the timing of an executive officer's vesting or exercise of previously granted rights, and we believe that it is important to consider all factors when developing our compensation packages to attract, retain and reward executives to maximize the return to stockholders, rather than to focus solely on tax deductibility.
“Say on Pay” Advisory Vote
The Compensation Committee also considered the results of the annual advisory “Say on Pay” proposal voted on at the 2012 Annual Meeting of Stockholders in arriving at its decisions with respect to executive compensation for 2013. Over 86% of the votes cast by our stockholders approved the compensation of our named executive officers, as disclosed in our 2012 proxy statement. The Compensation Committee believes that this result affirms stockholders' support of Websense's approach to executive compensation and, therefore, no substantial changes to our executive compensation program were implemented for 2013.

2013 PROXY STATEMENT 46

Summary Compensation
The following table shows for the annual periods ended December 31, 2012, 2011 and 2010, information concerning compensation awarded to, paid to, or earned by, the named executive officers listed below.
Summary Compensation Table for Fiscal 2012, 2011 and 2010

Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
John McCormack,	2012	$421,062	—	$695,800	$682,800	$193,899	$11,165	$2,004,726
CEO(5)	2011	$408,816	—	$1,054,500	—	$239,979	$1,242	$1,704,537
	2010	$395,673	—	$1,349,532	—	$145,885	$8,344	$1,899,434

Michael A. Newman,	2012	$385,454	—	$1,337,888	$694,460	$155,149	$4,384	$2,577,335
EVP, CFO(6)	2011	$337,275	$40,000	$590,520	—	$131,989	$4,215	$1,103,999
	2010	$318,404	—	$497,196	—	$78,264	$4,215	$898,079

Didier Guibal,	2012	$321,056	—	$347,900	$341,400	$231,193	$14,140	$1,255,689
EVP, Worldwide Sales(7)	2011	$311,721	—	$674,880	—	$253,758	$13,075	$1,253,434
	2010	$300,673	—	$248,598	—	$169,040	$11,570	$729,881

Russ Dietz,	2012	$25,000	$75,000	—	$826,290	—	$62	$926,352
EVP, CTO(8)

Christian Waage,	2012	$138,462	—	—	$323,648	$25,505	$1,499	$489,114
VP, General Counsel and Corporate Secretary(9)

Gene Hodges,	2012	$586,272	—	$913,238	$896,175	$359,971	$20,556	$2,776,212
former CEO(10)	2011	$569,276	—	$2,109,000	—	$445,561	$7,239	$3,131,076
	2010	$557,000	—	$1,710,591	—	$273,821	$13,932	$2,555,344

(1)
These amounts reflect the base salaries earned by our named executive officers during the fiscal years 2012, 2011 and 2010, as applicable. Generally, salaries for our officers are adjusted effective in March or April of each year. In accordance with SEC rules, the compensation described in this column does not include various health and welfare or other benefits received by our named executive officers that are available generally to all of our regular, full-time employees, as well as certain perquisites and other personal benefits received by our named executive officers that, in the aggregate, were less than $10,000 for any officer. Amounts earned but deferred at the election of our named executive officer pursuant to our 401(k) plan are included in the “Salary” column.

(2)
Amounts calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation - Stock Compensation,” except that such amounts exclude the effect of estimated forfeitures related to service-based vesting conditions. See Note 9 of the consolidated financial statements in our Annual Report for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. For Performance RSUs, the grant date fair value included in the calculation was based on the probable outcome of the performance conditions, determined at the grant date.
For 2012, the maximum number of shares attainable under Performance RSUs was 150% of the target number of Performance RSUs granted to each named executive officer. Assuming the highest level of achievement of the performance conditions, the maximum fair value of the Performance RSUs for 2012 would have been: Mr. McCormack — $521,850, Mr. Newman — $293,541, Mr. Guibal — $260,925 and Mr. Hodges— $684,928. The actual number of shares awarded and subject to time-based vesting was 68.15% of the target number of Performance RSUs granted.

2013 PROXY STATEMENT 47

For 2011, the maximum number of shares attainable under Performance RSUs was 150% of the target number of Performance RSUs granted to each named executive officer. Assuming the highest level of achievement of the performance conditions, the maximum fair value of the Performance RSUs for 2011 would have been: Mr. McCormack — $790,875, Mr. Newman — $442,890, Mr. Guibal — $506,160 and Mr. Hodges — $1,581,750. The actual number of shares awarded and subject to time-based vesting was 82.16% of the target number of Performance RSUs granted.
For 2010, the maximum number of shares attainable under Performance RSUs was also 150% of the target number of Performance RSUs granted to each named executive officer. Assuming the highest level of achievement of the performance conditions, the maximum fair value of the Performance RSUs for 2010 would have been: Mr. McCormack — $1,012,149, Mr. Newman — $372,897, Mr. Guibal — $186,449 and Mr. Hodges — $1,282,943. No shares ultimately became eligible for time-based vesting because the threshold performance-based vesting requirements were not satisfied.

(3)	These amounts reflect the bonuses earned by our named executive officers under our respective bonus plans for 2012, 2011 and 2010.
(4)
All Other Compensation in 2010 may include tax gross-up payments related to travel expenses for some of our named executive officers. Similar tax gross-up payments were not made in 2011 or 2012 to any named executive officer and Websense's Board has determined that such payments shall no longer be permitted.

(5)
Stock Awards in 2012 for Mr. McCormack include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 93.63% of the performance goal was met, and accordingly, 31.85%, or $110,806, of the target number of RSUs did not vest and were terminated as of December 31, 2012. All Other Compensation for 2012 represents Websense-paid premiums of $1,242 for group-term life insurance and travel expenses of $9,923 related to Websense's President's Club that rewards and convenes Websense's top sales personnel from the prior year. Stock Awards in 2011 for Mr. McCormack include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $94,061, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents Websense-paid premiums of $1,242 for group-term life insurance. Stock Awards in 2010 include $674,766 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents Websense-paid premiums of $1,242 for group-term life insurance, travel of $4,754 related to Websense's President's Club, and gross-up payments of $2,348 for his personal taxes related to the President's Club travel.

(6)
Stock Awards in 2012 for Mr. Newman include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 93.63% of the performance goal was met, and accordingly, 31.85%, or $62,344, of the target number of RSUs did not vest and were terminated as of December 31, 2012. All Other Compensation for 2012 represents 401(k) employer matching contributions of $3,750 and Websense-paid premiums of $634 for group-term life insurance. Bonus in 2011 represents the cash amount awarded by the Compensation Committee in its discretion for Mr. Newman's service as interim CFO during 2011 in addition to his regular corporate duties as General Counsel and Chief Administrative Officer. Stock Awards in 2011 include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $52,683, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents 401(k) employer matching contributions of $3,675 and Websense-paid premiums of $540 for group-term life insurance. Stock Awards in 2010 include $248,598 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents 401(k) employer matching contributions of $3,675, and Websense-paid premiums of $540 for group-term life insurance.

(7)
Stock Awards in 2012 for Mr. Guibal include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 93.63% of the performance goal was met, and accordingly, 31.85%, or $55,403, of the target number of RSUs did not vest and were terminated as of December 31, 2012. All Other Compensation for 2012 represents 401(k) employer matching contributions of $1,967, Websense-paid premiums of $1,242 for group-term life insurance and travel of $10,931 related to Websense's President's Club that rewards and convenes Websense's top sales personnel from the prior year. Stock Awards in 2011 for Mr. Guibal include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $60,191, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents 401(k) employer matching contributions of $1,414, Websense-paid premiums of $810 for group-term life insurance, travel of $10,672 related to Websense's President's Club and an award received at a Websense event valued at $179. Stock Awards in 2010 include $124,299 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation in 2010 represents 401(k) employer matching contributions of $3,156, Websense-paid premiums of $841 for group-term life insurance, travel of $5,070 related to Websense's President's Club, and gross-up payments of $2,503 for his personal taxes related to the President's Club travel.

(8)
Mr. Dietz joined Websense as EVP, CTO on November 26, 2012. Bonus represents a guaranteed signing bonus of $75,000 per the terms of Mr. Dietz's employment agreement. All Other Compensation for 2012 represents Websense-paid premiums of $62 for group-term life insurance.

(9)
Mr. Waage joined Websense as VP, General Counsel and Corporate Secretary on July 11, 2012. All Other Compensation for 2012 represents 401(k) employer matching contributions of $1,125 and Websense-paid premiums of $374 for group-term life insurance.

2013 PROXY STATEMENT 48

(10)
Mr. Hodges retired as CEO of Websense effective January 13, 2013. Stock Awards in 2012 for Mr. Hodges include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 93.63% of the performance goal was met, and accordingly, 31.85%, or $145,440, of the target number of RSUs did not vest and were terminated as of December 31, 2012. All Other Compensation for 2012 represents 401(k) employer matching contributions of $3,886, Websense-paid premiums of $3,564 for group-term life insurance and travel expenses of $13,106 related to Websense's President's Club that rewards and convenes Websense's top sales personnel from the prior year.. Stock Awards in 2011 for Mr. Hodges include RSUs with performance-based vesting requirements that were ultimately not satisfied as only 96.43% of the performance goal was met, and accordingly, 17.84%, or $188,123, of the target number of RSUs did not vest and were terminated as of December 31, 2011. All Other Compensation for 2011 represents 401(k) employer matching contributions of $3,675 and Websense-paid premiums of $3,564 for group-term life insurance. Stock Awards in 2010 include $855,296 of RSUs with performance-based vesting requirements that were not satisfied, and accordingly, the RSUs did not vest and were terminated as of December 31, 2010. All Other Compensation for 2010 represents 401(k) employer matching contributions of $3,675, Websense-paid premiums of $2,322 for group-term life insurance, travel of $5,312 related to Websense's President's Club, and gross-up payments of $2,623 for his personal taxes related to the President's Club travel.

2013 PROXY STATEMENT 49

Grants of Plan-Based Awards
The following table sets forth certain information with respect to non-equity incentive plan awards, stock options and RSUs granted during or for the fiscal year ended December 31, 2012 to each of our named executive officers listed in the Summary Compensation Table above.
Grants of Plan-Based Awards in Fiscal 2012

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (6)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh) (7)	Grant Date Fair Value of Stock and Option Awards (8)
Name	Threshold (3)	Target (4)	Maximum (5)	Grant Date	Threshold	Target	Maximum
John McCormack,	—	—	—	2/10/12	1,000	20,000	30,000	—	—	—	$347,900
CEO	—	—	—	2/10/12	—	—	—	20,000	—	—	$347,900
	—	—	—	2/10/12	—	—	—	—	120,000	$17.405	$682,800
	$6,316	$315,796	$473,694	—	—	—	—	—	—	—	—

Michael A. Newman,	—	—	—	2/10/12	562	11,250	16,875	—	—	—	$195,694
EVP, CFO(9)	—	—	—	2/10/12	—	—	—	11,250	—	—	$195,694
	—	—	—	2/10/12	—	—	—	—	67,500	$17.405	$384,075
	—	—	—	4/30/12	—	—	—	—	50,000	$20.740	$310,385
	—	—	—	5/10/12	—	—	—	50,000	—	—	$946,500
	$5,054	$252,686	$379,029	—	—	—	—	—	—	—	—

Didier Guibal,	—	—	—	2/10/12	500	10,000	15,000	—	—	—	$173,950
EVP, Worldwide Sales	—	—	—	2/10/12	—	—	—	10,000	—	—	$173,950
	—	—	—	2/10/12	—	—	—	—	60,000	$17.405	$341,400
	$1,178	$321,237	$5,000,000	—	—	—	—	—	—	—	—

Russ Dietz,	—	—	—	11/30/12	—	—	—	—	225,000	$13.960	$826,290
EVP, CTO(10)	—	—	—	—	—	—	—	—	—	—	—

Christian Waage,	—	—	—	7/31/12	—	—	—	—	75,000	$15.010	$323,648
VP, General Counsel and Corporate Secretary(11)	$831	$41,538	$62,308	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—	—	—

Gene Hodges,	—	—	—	2/10/12	1,312	26,250	39,375	—	—	—	$456,619
former CEO(12)	—	—	—	2/10/12	—	—	—	26,250	—	—	$456,619
	—	—	—	2/10/12	—	—	—	—	157,500	$17.405	$896,175
	$11,725	$586,272	$879,408	—	—	—	—	—	—	—	—

(1)
Represents the hypothetical payments possible under our named executive officers' respective non-equity bonus plans as described in “Annual Cash Incentive Compensation” above. The amounts actually paid to our named executive officers for 2012 are set forth above in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.”

2013 PROXY STATEMENT 50

(2)
All of our named executive officers except for Messrs. Dietz and Waage were granted RSUs with performance-based vesting. Achievement of over 80% of the performance billings goal was required for the vesting of any portion of the RSUs. The Threshold amount is based upon 81% achievement of the billings goal and, under this scenario, 5% of the target amount of RSUs would become eligible for time-based vesting. The Target amount is based upon 100% achievement of the billings goal and, under this scenario, 100% of the target amount of RSUs would become eligible for time-based vesting. The Maximum amount is based upon 105% achievement of the billings goal and, under this scenario, 150% of the target amount of RSUs would become eligible for time-based vesting. The Compensation Committee determined on January 22, 2013 that 93.63% of the performance goal was satisfied, and accordingly, 68.15% of the target number of RSUs became eligible for time-based vesting. All RSUs with performance-based vesting were granted under the 2009 Equity Plan.

(3)
The Threshold payment is based upon 0% achievement of the aggregate billings goal and 81% achievement of the non-GAAP operating income goal. Under this scenario, our named executive officers, except for Messrs. Guibal and Dietz, would earn 2% of their respective target payment. Since 70% of Mr. Guibal's target bonus is based upon achievement of the quarterly billings objectives and 30% of the target bonus is based upon achievement of the quarterly non-GAAP operating income objectives, assuming 81% achievement of the non-GAAP operating income goal only occurred in one quarter, Mr. Guibal would earn 0.4% of his target payment. Mr. Dietz did not participate in any non-equity bonus plans in 2012 as his employment commenced on November 26, 2012.

(4)	The Target payment is set as a percentage of the named executive officer's salary as discussed under the heading “Annual Cash Incentive Compensation” above.
(5)
The Maximum payment is based upon our 110% or greater achievement of the aggregate billings and non-GAAP operating income goals, upon which our named executive officers would earn 150% of their respective target payment. However, at 110% or more, our EVP of Worldwide Sales would earn 150% of the target payment for that goal, except that an amount in excess of 150% of the target payment for the billings goal would be paid for achievement of the billings goal above 110%. In no event, however, could the aggregate amount of the target payment in the fiscal year exceed $5,000,000, as provided in the 2009 Equity Plan.

(6)	All awards reflected in this column were granted under the 2009 Equity Plan.
(7)	The exercise price for all option awards was equal to the closing market price of our common stock on the grant date as reported on the NASDAQ Global Select Market.
(8)
Amounts calculated in accordance with FASB ASC Topic 718, “Compensation - Stock Compensation,” except that such amounts exclude the effect of estimated forfeitures related to service-based vesting conditions. See Note 9 of the consolidated financial statements in our Annual Report for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards. The grant date fair value of RSUs with performance-based vesting is calculated based on 100% of the target number of RSUs granted to each named executive officer.

(9)
In connection with Mr. Newman's promotion from Senior Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, to EVP, CFO, effective April 18, 2012, the Compensation Committee granted Mr. Newman a nonqualified stock option to purchase up to 50,000 shares of our common stock on April 30, 2012, subject to the standard stock option terms and conditions. In addition, Mr. Newman was granted an RSU award for 50,000 shares of our common stock on May 10, 2012. The shares subject to the RSU award will vest over four years, with 25% of the total shares vesting on the first anniversary of the date of grant and the remainder vesting in equal installments semi-annually thereafter.

(10)
Mr. Dietz joined Websense as EVP, CTO on November 26, 2012 and did not participate in any non-equity bonus plans in 2012. Per the terms of his employment agreement, Mr. Dietz was granted a nonqualified stock option to purchase up to 225,000 shares of our common stock on November 30, 2012, subject to the standard stock option terms and conditions.

(11)
Mr. Waage joined Websense as VP, General Counsel and Corporate Secretary on July 11, 2012. Per the terms of his employment agreement, Mr. Waage was granted a nonqualified stock option to purchase up to 75,000 shares of our common stock on July 31, 2012, subject to the standard stock option terms and conditions.

(12)
Mr. Hodges retired as CEO of Websense effective January 13, 2013. In connection with his retirement, Mr. Hodges entered into a retirement and consulting agreement under which he will provide consulting services to Websense beginning January 14, 2013 through February 28, 2014. Mr. Hodges' unvested stock options and RSU awards, including Performance RSUs, will continue to vest during the consulting period in accordance with the 2009 Equity Plan.

2013 PROXY STATEMENT 51

Outstanding Equity Awards at Fiscal Year-End
The following table includes certain information with respect to the value of all outstanding equity awards at December 31, 2012 for the named executive officers.

Outstanding Equity Awards at December 31, 2012

	Outstanding Equity Awards at Fiscal Year End(1)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
John McCormack,	200,000	—		$18.380	7/17/13	86,370	(3)	$1,298,141
CEO	40,000	—		$23.930	5/1/14
	50,000	—		$18.740	5/7/15
	137,500	12,500	(4)	$17.830	4/30/16
	—	120,000	(4)	$17.405	2/10/19

Michael A. Newman,	30,000	—		$21.770	6/15/13	96,393	(5)	$1,448,787
EVP, CFO	26,000	—		$23.930	5/1/14
	30,000	—		$19.095	7/30/14
	50,000	—		$20.500	1/31/15
	40,000	—		$18.740	5/7/15
	—	67,500	(4)	$17.405	2/10/19
	—	50,000	(4)	$20.740	4/30/19

Didier Guibal,	85,416	14,584	(4)	$14.800	7/31/16	54,824	(6)	$824,005
EVP, Worldwide Sales	—	60,000	(4)	$17.405	2/10/19

Russ Dietz,	—	225,000	(4)	$13.960	11/30/19	—		—
EVP, CTO

Christian Waage	—	75,000	(4)	$15.010	7/31/19	—		—
VP, General Counsel and Corporate Secretary

Gene Hodges,	600,000	—		$32.240	1/9/13	145,225	(8)	$2,182,732
former CEO(7)	200,000	—		$23.930	5/1/14
	200,000	—		$18.740	5/7/15
	200,000	—		$32.240	1/9/16
	200,000	—		$32.240	1/9/16
	195,833	4,167	(9)	$32.240	1/9/16
	—	157,500	(4)	$17.405	2/10/19

(1)	Information regarding potential acceleration of certain equity awards for the named executive officers is provided under the heading “Potential Payments Upon Termination or Change in Control” below.
(2)
Computed by multiplying (i) the number of vested shares underlying an RSU by (ii) $15.04, the closing market price of our common stock on December 31, 2012, less $0.01 to account for the par value per share of our common stock due upon issuance which is paid by Websense.

2013 PROXY STATEMENT 52

(3)
Represents (i) 20,540 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs vested on February 10, 2013 and the remaining 50% will vest on February 10, 2014, (ii) 13,630 RSUs granted on February 10, 2012 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2014 and the remaining 50% will vest on February 10, 2015 and (iii) 52,200 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.

(4)	25% of the shares subject to the option vested one year from the date of grant, and the remaining 1/48th of the total shares subject to the option vest monthly thereafter until fully vested.
(5)
Represents (i) 11,502 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs vested on February 10, 2013 and the remaining 50% will vest on February 10, 2014, (ii) 7,666 RSUs granted on February 10, 2012 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2014 and the remaining 50% will vest on February 10, 2015 and (iii) 77,225 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.

(6)
Represents (i) 13,146 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs vested on February 10, 2013 and the remaining 50% will vest on February 10, 2014, (ii) 6,815 RSUs granted on February 10, 2012 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2014 and the remaining 50% will vest on February 10, 2015 and (iii) 34,863 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.

(7)
Mr. Hodges retired as CEO of Websense effective January 13, 2013. In connection with his retirement, Mr. Hodges entered into a retirement and consulting agreement under which he will provide consulting services to Websense beginning January 14, 2013 through February 28, 2014. Mr. Hodges' unvested stock options and RSU awards, including Performance RSUs, will continue to vest during the consulting period in accordance with the 2009 Equity Plan.

(8)
Represents (i) 41,080 RSUs granted on February 10, 2011 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs vested on February 10, 2013 and the remaining 50% will vest on February 10, 2014, (ii) 17,889 RSUs granted on February 10, 2012 that were subject to performance-based vesting requirements which were satisfied, and accordingly, 50% of the RSUs will vest on February 10, 2014 and the remaining 50% will vest on February 10, 2015 and (iii) 86,256 RSUs subject to time-based vesting requirements pursuant to which 25% of the shares subject to each award vest on the first anniversary of the date of grant and the remainder vest in equal installments semi-annually thereafter.

(9)	25% of the shares subject to the option vested on January 9, 2010, and the remaining 1/48th of the total shares subject to the option vest monthly thereafter until fully vested.

2013 PROXY STATEMENT 53

Option Exercises and Stock Vested

The following table includes certain information with respect to the stock options exercised and common stock issued upon the vesting of RSUs during the fiscal year ended December 31, 2012 with respect to the named executive officers. No other stock awards for our named executive officers vested during the fiscal year ended December 31, 2012.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards(1)		Stock Awards(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John McCormack, CEO	—	—	25,425	$426,407
Michael A. Newman, EVP, CFO	—	—	13,400	$224,831
Didier Guibal, EVP, Worldwide Sales	—	—	20,075	$336,240
Russ Dietz, EVP, CTO	—	—	—	—
Christian Waage, VP, General Counsel and Corporate Secretary	—	—	—	—
Gene Hodges, former CEO	—	—	54,588	$915,069

(1)	No named executive officer exercised stock options during 2012.
(2)
The dollar amounts shown in the column entitled “Value Realized on Vesting” for stock awards are determined by multiplying (i) the number of vested shares underlying an RSU by (ii) the per-share closing price of our common stock on the day immediately prior to the vesting date, less $0.01 to account for the par value per share of our common stock due upon issuance which is paid by Websense.

Pension Benefits
We do not provide pension arrangements or post-retirement health coverage for our U.S. officers or employees. Our CEO, officers and other U.S. employees are eligible to participate in our 401(k) contributory defined contribution plan. In any plan year, we will contribute to each participant a matching contribution equal to 25% of the first 6% of the participant's compensation that has been contributed to the plan. The maximum matching contribution for 2012 was $3,750. Except for Messrs. McCormack and Dietz, all of our named executive officers participated in our 401(k) plan during fiscal 2012 and received matching contributions.
Nonqualified Deferred Compensation
We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.
Potential Payments Upon Termination or Change in Control
The amount of compensation payable to each named executive officer upon voluntary termination, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive is shown below. Although Mr. Hodges retired as CEO of Websense effective January 13, 2013, we have provided information below regarding the amount of compensation that would have been payable to him upon voluntary or involuntary not-for-cause termination as of December 31, 2012.

2013 PROXY STATEMENT 54

Payments Made Upon Termination
Regardless of the manner in which a named executive officer's employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment. These amounts can include:

•	non-equity incentive compensation earned during the fiscal year;

•	vested amounts contributed to our 401(k) Plan; and

•	unused vacation pay.
Payments Made Upon Death or Disability
In the event of the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the named executive officer will receive benefits under our disability plan or payments under Websense's life insurance plan, as appropriate.
Potential Severance Payments Under Employment Arrangements
The amount of compensation payable to each named executive officer upon voluntary or involuntary not-for-cause termination is shown below. The amounts shown assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from Websense.
Gene Hodges. In January 2006, we entered into an employment agreement with our former CEO, Gene Hodges, reporting to the Board, with employment continuing “at will” until either party gives notice of termination. Pursuant to his employment agreement, if Mr. Hodges's employment was terminated without cause or if Mr. Hodges terminated his employment with us for good reason, Mr. Hodges would have been entitled to: (i) a separation payment in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings; (ii) continued payment of health insurance premiums paid on his behalf by us until he and his covered dependents obtained alternative health insurance coverage, up to a maximum of twelve (12) months; (iii) acceleration of the vesting of his stock options granted in connection with the employment agreement that are otherwise unvested at the time of such termination or resignation such that he would be vested with respect to the same number of shares as if he had remained continuously employed by us for a period of twelve (12) months following the date of such termination or resignation; and (iv) acceleration of the vesting of 100% of his RSUs granted in connection with the employment agreement. Cause and good reason were defined in Mr. Hodges's employment agreement.
Had a termination of Mr. Hodges's employment either without cause or for good reason occurred on December 31, 2012 without a corporate change in control event, Mr. Hodges would have been eligible to receive the payments set forth in the columns under the heading “Upon Termination without Cause or upon Resignation for Good Reason” in the table below.

	Upon Termination without Cause or upon Resignation for Good Reason

Name	Salary	Bonus	Benefits	Equity Awards	Total
Gene Hodges, CEO(1)(2)	$590,900	$586,272	$24,442	—	$1,201,614

(1)	Salary and Bonus are paid in twelve (12) equal monthly installments, less standard deductions and withholdings.
(2)
The RSUs granted in connection with Mr. Hodges' employment agreement were fully vested as of January 2010. Unvested stock options held by Mr. Hodges which have an exercise price that exceed the closing price of our stock as of December 31, 2012 are excluded from the table.

2013 PROXY STATEMENT 55

Mr. Hodges retired from his position as CEO and as a member of the Board effective January 13, 2013. We entered into a retirement and consulting agreement with Mr. Hodges, dated as of January 10, 2013, under which Mr. Hodges agreed to provide consulting services to Websense beginning January 14, 2013 through February 28, 2014, unless earlier terminated by us for Cause (as defined in the retirement and consulting agreement). Pursuant to the retirement and consulting agreement, Mr. Hodges is entitled to receive the following benefits: (i) a monthly consulting fee of $5,000 and (ii) expense reimbursement for reasonable and appropriate expenses incurred in connection with performing services under the consulting arrangement. Mr. Hodges' unvested stock options and RSUs, including Performance RSUs, will continue to vest during the consulting period in accordance with the 2009 Equity Plan.
John McCormack. In connection with Mr. McCormack's promotion from President to CEO effective January 13, 2013, we entered into an employment agreement with Mr. McCormack, dated as of January 10, 2013, detailing the terms of his employment as CEO. The employment agreement is for at-will employment without a set term and supersedes all prior employment agreements, including the employment agreement dated July 5, 2006 between us and Mr. McCormack. Pursuant to his new employment agreement, if Mr. McCormack's employment is terminated without cause or if Mr. McCormack terminates his employment with us for good reason, Mr. McCormack is entitled to: (i) severance pay in the form of his annual base salary and annual target bonus in effect as of the date of such termination or resignation paid in twelve (12) equal monthly installments, less standard deductions and withholdings and (ii) continued payment of the health insurance premium paid on his behalf by us until he and his covered dependents obtain alternative health insurance coverage, up to a maximum of twelve (12) months.
Mr. McCormack will continue to participate in the Severance Plan and the severance benefits provided under the employment agreement are in lieu of, and not in addition to, the severance benefits provided under the Severance Plan. Had a termination of Mr. McCormack's employment occurred, either without cause or for good reason, on December 31, 2012 without a corporate change in control event, Mr. McCormack would have been eligible to receive $212,200, consisting of six months of his base salary paid in one lump sum, less standard deductions and withholdings, pursuant to the Severance Plan.
Other Named Executive Officers. Each of our named executive officers is employed “at will.” Under the Severance Plan and pursuant to individual participation agreements entered into by each executive officer thereunder, if we terminate Messrs. Newman's, Guibal's or Dietz's employment other than for cause, the terminated executive officer is entitled to receive, as severance, six months of continuation of his base salary paid in one lump sum, less standard deductions and withholdings.
Had a termination of Messrs. Newman's, Guibal's or Dietz's employment occurred, either without cause or for good reason, on December 31, 2012 without a corporate change in control event, Mr. Newman would have been eligible to receive $191,300, Mr. Guibal would have been eligible to receive $161,800, and Mr. Dietz would have been eligible to receive $162,500. Mr. Waage is not eligible for severance benefits without a corporate change in control event pursuant to the terms of his participation agreement under the Severance Plan.
Potential Severance Payments Related to a Change in Control
The amount of compensation payable to each named executive officer following a change in control and subsequent termination is shown below. The amounts shown assume that such termination was effective as of December 31, 2012, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from Websense.
Under the Severance Plan, Participants are entitled to receive severance benefits if the Participant's employment with Websense is involuntarily terminated without Cause (as defined in the Severance Plan) or the Participant voluntarily resigns with Good Reason, as defined in each individual's Participation Agreement (“Covered Termination”), during the period beginning two months prior to a specified Change in Control (as defined in the Severance Plan) and ending 18 months following a Change in Control (the “Coverage Period”). Certain Participants are also eligible for severance benefits in the event the Participant is involuntarily terminated without Cause or resigns for Good Reason outside the Coverage Period.

2013 PROXY STATEMENT 56

Certain of the Participants are parties to employment agreements or certain statutory protections of the laws of their respective country. These employment agreements or statutory protections will remain in effect without amendment. To the extent the severance benefits in a Participant's individual employment agreement or statutory protection is greater than those provided under the Severance Plan and Participation Agreement, then the Participant will be entitled to receive, without duplication, the greater severance benefits under the Participant's employment agreement or statutory protection, as well as any additional benefits provided under the Severance Plan not otherwise available to the Participant. None of our named executive officers have employment agreements which provide severance benefits greater than those provided under the Severance Plan and Participation Agreement under a change in control. In order to receive benefits under the Severance Plan, the Participant must meet certain criteria set forth in the individual's Participant Agreement, including the execution of a general waiver and release. A Participant's right to benefits terminates if the Participant violates any material proprietary information, non-disparagement, confidentiality or non-solicitation obligation.
We have provided different severance benefits to three tiers of officers as set forth in individual Participation Agreements. All of our named executive officers with the exception of Mr. Waage have entered into “Tier 1” Participation Agreements (“Tier 1 Participants”). Mr. Waage has entered into a “Tier 2” Participation Agreement (“Tier 2 Participants”). The severance benefits for Tier 1 Participants and Tier 2 Participants under the Severance Plan are set forth below.
Tier 1 Participants. Tier 1 Participants are entitled to the following benefits in the event of a Covered Termination during the Coverage Period: (i) a lump sum payment equal to 24 months of the Tier 1 Participant's base salary in effect immediately prior to the Covered Termination; (ii) a lump sum additional amount equal to the greatest of (a) the average of the last three annual bonuses paid to the Tier 1 Participant, (b) the last annual bonus paid to the Tier 1 Participant, (c) the average of the last three annual bonuses paid prior to the Change in Control to the Tier 1 Participant, (d) the last annual bonus paid prior to the Change in Control to the Tier 1 Participant, or (e) the last annual target bonus for the Tier 1 Participant; (iii) the full acceleration of vesting on all equity awards and a 12 month extension of the Tier 1 Participant's option exercise period; and (iv) the payment of COBRA premiums until the earliest of (x) 18 months from employment termination, (y) the expiration of continued coverage under COBRA for the Tier 1 Participant or (z) the date the Tier 1 Participant is eligible for coverage from a subsequent employer. In addition, if the amounts payable to the Tier 1 Participant under the Severance Plan and Participation Agreement or any other arrangement in connection with a Change in Control exceed the safe harbor for parachute payments by 10% or more under federal tax law, the Tier 1 Participant would be entitled to an additional “gross-up” payment for the payment of all of the excise taxes payable on these benefits as well as income and employment taxes imposed on the excise taxes and gross-up payments. If the amounts payable to the Tier 1 Participant are less than 10% in excess of the safe harbor for parachute payments, then the amounts payable to the Tier 1 Participant would be reduced by an amount necessary to qualify the payments for the safe harbor and no gross-up payment would be made. In the event of a Covered Termination outside of the Coverage Period, the Tier 1 Participant will be entitled to a cash severance payment equal to six months of the Tier 1 Participant's base salary, and none of the other benefits described in this paragraph.
Tier 2 Participants. In the event of a Covered Termination during the Coverage Period, Tier 2 Participants are entitled to a lump sum payment equal to 12 months of the Tier 2 Participant's base salary in effect immediately prior to the Covered Termination, the full acceleration of vesting on all equity awards, and a 12 month extension of the Tier 2 Participant's option exercise period. Tier 2 Participants are not entitled to additional gross-up payments related to excise taxes payable on these benefits or severance payments for termination of employment outside of the Coverage Period.

2013 PROXY STATEMENT 57

The following illustrates the severance benefits that would be payable under the Severance Plan and individual Participation Agreements to the named executive officers if a Change in Control and Covered Termination were to occur as of December 31, 2012:

Name	Cash Payment(1)	Additional Payment(2)	COBRA(3)	Value of Equity Acceleration(4)	Gross-Up Payment(5)	Total
John McCormack, CEO	$848,800	$315,796	$36,663	$1,298,141	$1,095,712	$3,595,112
Michael Newman, EVP, CFO	$765,200	$252,686	$29,923	$1,448,787	$1,159,747	$3,656,343
Didier Guibal, EVP, Worldwide Sales	$647,200	$321,237	—	$827,505	—	$1,795,942
Russ Dietz, EVP, CTO	$650,000	—	$36,663	$243,000	—	$929,663
Christian Waage, VP, General Counsel and Corporate Secretary	$300,000	—	—	$2,250	—	$302,250
Gene Hodges, former CEO	$1,181,800	$586,272	$36,663	$2,182,732	—	$3,987,467

(1)
Represents 24 months of additional salary based on the salary in effect as of December 31, 2012 for Messrs. McCormack, Newman, Guibal, Dietz and Hodges. Represents 12 months of additional salary based on the salary in effect as of December 31, 2012 for Mr. Waage.

(2)
The Additional Payment represents the last annual target bonus for Tier 1 Participants. Mr. Dietz did not participate in the 2012 Management Bonus Program and did not receive an annual bonus as he joined Websense in November 2012.

(3)	Estimated amount of premiums for continued coverage under Websense's group health plans for eighteen months for Tier 1 Participants. Mr. Guibal declines health plan coverage from Websense.
(4)
The amount listed in the column represents the fair market value of those shares subject to stock options and RSUs with accelerated vesting on December 31, 2012, calculated based on a closing price of $15.04 of Websense's common stock on December 31, 2012. Unvested stock options which have an exercise price that exceed the closing price as of December 31, 2012 are excluded from the total amounts.

(5)
Assumes the change in control benefits equal the total benefits in the chart based upon the underlying assumptions noted in footnotes (1) through (4) above and that change in control occurred as of December 31, 2012. Only Tier 1 Participants are eligible for gross-up payments related to excise taxes payable on severance benefits.

2013 PROXY STATEMENT 58

COMPENSATION OF DIRECTORS
The Compensation Committee recommends Board compensation programs for non-employee directors, committee chairpersons, and committee members, consistent with Websense's Corporate Governance Guidelines and any applicable requirements of the listing standards for independent directors, including consideration of cash and equity components of such compensation. It is the general policy of the Board that compensation for its members should be a mix of cash and equity-based compensation. Directors who are also Websense officers or employees receive no additional compensation for serving as directors.
For 2011, the Compensation Committee retained the services of FW Cook to review and provide a report on the existing director compensation program, which included a comparison of director compensation at similarly-situated companies. After reviewing the results of the report, the Compensation Committee and the Board determined to not make any changes to director compensation. For 2012, director compensation again remained unchanged as determined by the Compensation Committee and the Board. Our non-employee directors each received a $30,000 annual cash retainer in 2012, paid quarterly, and reimbursement for their reasonable expenses incurred in attending meetings of the Board and its committees. Board and committee chairs, the Lead Independent Director, and Audit Committee members, received an additional cash retainer as follows:

Additional Annual Retainer
Chairman	$25,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$7,000
Lead Independent Director	$7,500
Audit Committee Member	$5,000

In addition, members of our Board received meeting fees as follows:

Additional Annual Retainer
Participation in a physical Board meeting	$3,000
Participating in a physical committee meeting	$1,000
Participation in any telephonic meeting	$1,000
Each of our non-employee directors receive stock option grants and RSUs pursuant to the terms of our non-discretionary grant program under the 2009 Equity Plan. On the date of each annual meeting of stockholders, each non-employee director receives a nonqualified stock option to purchase 11,000 shares of common stock and an RSU award covering $40,000 of common stock, with the number of shares of common stock underlying the RSU award equal to the quotient of $40,000 divided by the closing price of our common stock on the date of the annual award (the “annual award”). For 2012, each director received an annual award of 2,152 RSUs on May 31, 2012, the date of the annual meeting of stockholders for 2012. The shares subject to both the option and the RSUs shall vest, and any repurchase right, shall lapse, in a series of twelve successive equal monthly installments upon the individual's completion of each month of service as a Board member measured from the annual award date. Websense's Board compensation program will remain the same in 2013.

2013 PROXY STATEMENT 59

Any non-employee director who is appointed to fill a vacancy on the Board on a date other than the date of the annual meeting of stockholders, will receive a non-discretionary initial nonqualified stock option grant, with the number of shares of common stock for the annual award prorated based upon the number of days that have lapsed since the date of the most recent annual meeting of stockholders and the first day of the new director's service on the Board. The non-discretionary initial RSU award will be prorated on the same basis using the number of shares underlying the last annual RSU award made to non-employee directors. The initial option grant and initial RSU award will vest monthly over the period from the calendar month after the date the new director commenced service on the Board through the 12-month anniversary of the prior year's annual meeting of stockholders. The initial option grant and initial RSU award for a new director will be made on the last trading day of the calendar month in which the director commenced service on the Board.
The exercise price of each option granted under the non-discretionary grant program is 100% of the fair market value of the common stock subject to the option on the date of grant. RSU awards will be granted pursuant to RSU agreements, and any required tax withholding can be deducted from the vested shares of common stock to be delivered under the RSU agreements. Shares that vest under each RSU award will be distributed to the participant on the earlier of twelve months after the award date or the date of separation of service from the Board.
In connection with Mr. Boesenberg's appointment to the Board in January 2013, the Compensation Committee approved a discretionary nonqualified stock option to purchase up to 100,000 shares of our common stock. The shares subject to the nonqualified stock option vest over four years, with 25% vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments and, once vested, are exercisable for up to seven years from the date of grant. The shares subject to the stock option have an exercise price equal to the closing market price of our common stock on the date of grant.
The following table provides information for compensation in the fiscal year ended December 31, 2012 for non-employee directors who served in such capacity during fiscal 2012.

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Stock Awards(2)	Total
John B. Carrington	$84,000	$61,173	$39,963	$185,136
Bruce T. Coleman	$90,917	$61,173	$39,963	$192,053
John F. Schaefer	$102,750	$61,173	$39,963	$203,886
Mark S. St.Clare	$79,750	$61,173	$39,963	$180,886
Gary E. Sutton	$95,917	$61,173	$39,963	$197,053
Peter C. Waller	$77,167	$61,173	$39,963	$178,303

(1)	Includes all meeting attendance fees and any cash retainer earned or paid in the fiscal year ended December 31, 2012.
(2)
Amounts calculated in accordance with FASB ASC Topic 718, “Compensation - Stock Compensation.” See Note 9 of the consolidated financial statements in our Annual Report for the year ended December 31, 2012 regarding assumptions underlying valuation of equity awards.

2013 PROXY STATEMENT 60

TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Websense and any “related person” are participants involving an amount that exceeds $50,000. Transactions involving compensation for services provided to Websense as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of Websense, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Websense of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee looks at, in light of known circumstances, whether the transaction is in, or is not consistent with, the best interests of Websense and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
Equity grants to our directors are described under the caption “Compensation of Directors.”
We have entered into indemnification agreements with each of our directors and officers. These agreements require Websense, among other things, to indemnify each director or officer against certain expenses, including attorneys' fees, judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual's status or service as a director or officer. These agreements also require Websense to advance expenses incurred by the individual in connection with any proceeding against him or her with respect to which such individual may be entitled to indemnification by Websense.

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HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Websense stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or Websense. Direct your written request to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary, or call 877-273-7379. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
ANNUAL REPORT
A copy of the Annual Report of Websense for the 2012 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K
We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 20, 2013. We will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Websense, Inc., 10240 Sorrento Valley Road, San Diego, California 92121, Attention: Corporate Secretary.

By Order of the Board of Directors

Christian Waage
Corporate Secretary
Dated: April 26, 2013

2013 PROXY STATEMENT 62

APPENDIX A

WEBSENSE, INC.

2000 EMPLOYEE STOCK PURCHASE PLAN

As Amended by the Board July 22, 2009
As Amended by the Board January 25, 2011
As Amended and Restated by the Board January 22, 2013
As Approved by the stockholders _______, 2013

I.    PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Websense, Inc., a Delaware corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll deduction-based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.    ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.    STOCK SUBJECT TO PLAN

A.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock reserved for issuance under the Plan is 6,925,905, which consists of (i) 500,000 shares initially authorized upon adoption of the Plan by the Board on February 11, 2000, (ii) an aggregate of 4,425,905 shares authorized pursuant to automatic annual increases beginning on January 1, 2001 and ending January 1, 2010, and (iii) 2,000,000 shares authorized by the Board as of January 22, 2013. If any purchase right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such purchase right will again become available for issuance under the Plan.

B.    Should any change be made to the Common Stock by reason of any merger, consolidation, reorganization, reincorporation, stock split, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating

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dividend, recapitalization, combination of shares, change in corporate structure or other similar equity restructuring transaction (as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any successor thereto), exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities subject to the Per Participant Purchase Date Limit described in Section VII.D. of the Plan, (iii) the maximum number and class of securities subject to the Aggregate Purchase Date Limit described in Section VII.D. of the Plan and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

IV.    OFFERING PERIODS

A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of overlapping offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.    Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. The initial offering period commenced on the date the underwriting agreement for the initial public offering of Websense, Inc. was signed, and ended on the last business day in April 2002. Offering periods shall commence at semi-annual intervals on the first business day of May and November each year over the term of the Plan. Accordingly, except for the initial offering period, two (2) separate offering periods shall commence in each calendar year the Plan remains in existence.

C.    Each offering period shall consist of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April in the following year. However, the first Purchase Interval in effect under the initial offering period commenced at the Effective Time and terminated on the last business day in October 2000.

D.    Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty (24) months, unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period. All individuals participating in the terminated offering period shall automatically be transferred to the new offering period.

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V.    ELIGIBILITY

A.     Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date.

B.    To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before the start date of that offering period in accordance with the terms prescribed by the Plan Administrator.

VI.    PAYROLL DEDUCTIONS

A.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i)    The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval. The Plan Administrator may impose a deadline before any Purchase Date for effecting such reduction.

(ii)    The Participant may, prior to the commencement of any new Purchase Interval within the offering period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the fifteen percent (15%) maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form. The Plan Administrator may impose a deadline before the start date of a Purchase Interval for effecting such increase.

B.    Payroll deductions shall begin on the first pay day administratively feasible following the start of the offering period in which the Participant in enrolled and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

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C.    Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

D.    The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.    PURCHASE RIGHTS

A.    GRANT OF PURCHASE RIGHTS. A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the start date of the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments during that offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.    EXERCISE OF THE PURCHASE RIGHT. Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.    PURCHASE PRICE. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the particular offering period in which he or she is participating shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.    NUMBER OF PURCHASABLE SHARES. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per

2013 PROXY STATEMENT A-4

Participant on any one Purchase Date (with respect to all offering periods in which such Participant is enrolled including such Purchase Date) shall not exceed 2,500 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization (the “Per Participant Purchase Date Limit”). However, the Plan Administrator shall have the discretionary authority, exercisable at any time, to increase or decrease the Per Participant Purchase Date Limit, to become effective no earlier than the next offering period beginning on or after such exercise of authority. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any one Purchase Date (with respect to all offering periods including such Purchase Date) shall not exceed 500,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization (the “Aggregate Purchase Date Limit”). However, the Plan Administrator shall have the discretionary authority, exercisable prior to any Purchase Date, to increase or decrease the Aggregate Purchase Date Limit, to become effective for such Purchase Date or for any Purchase Date thereafter.

E.    EXCESS PAYROLL DEDUCTIONS. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the Per Participant Purchase Date Limit, the Aggregate Purchase Date Limit or the limitation on the number of shares issuable under the Plan shall be promptly refunded.

F.    TERMINATION OF PURCHASE RIGHT. The following provisions shall govern the termination of outstanding purchase rights:

(i)    A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. The Plan Administrator may impose a deadline before any Purchase Date for effecting such termination. Any payroll deductions collected during the Purchase Interval in which such termination occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)    The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the offering period for which the terminated purchase right was granted. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of that offering period.

2013 PROXY STATEMENT A-5

(iii)    Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (x) within ninety (90) days following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant's right to reemployment with the Corporation is guaranteed by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent offering period in which he or she wishes to participate.

G.    CHANGE IN CONTROL. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the start date of the offering period in which the Participant is enrolled at the time of such Change in Control (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. However, the Per Participant Purchase Date Limit shall continue to apply to any such purchase, but not the Aggregate Purchase Date Limit.

The Corporation shall use its best efforts to provide at least ten (10) days' prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

H.    PRORATION OF PURCHASE RIGHTS. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan or exceed the Per Participant Purchase Date Limit or Aggregate Purchase Date Limit, the Plan Administrator shall make a pro-rata allocation of the available shares on

2013 PROXY STATEMENT A-6

a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.    ASSIGNABILITY. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.    STOCKHOLDER RIGHTS. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.    ACCRUAL LIMITATIONS

A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423)) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.    For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)    The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period on which such right remains outstanding.

(ii)    No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.    If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

2013 PROXY STATEMENT A-7

D.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.    EFFECTIVE DATE AND TERM OF THE PLAN

A.    The Plan was adopted by the Board on February 11, 2000, and became effective at the Effective Time.

B.    Unless sooner terminated by the Board, the Plan shall terminate upon the earlier of (i) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (ii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.    AMENDMENT OF THE PLAN

A.    The Board may alter, amend, suspend or terminate the Plan at any time to become effective as determined by the Board. However, the Plan may be amended or terminated immediately upon Board action, if and to the extent necessary to assure that the Corporation will not recognize, for financial reporting purposes, any compensation expense in connection with the shares of Common Stock offered for purchase under the Plan, should the financial accounting rules applicable to the Plan at the Effective Time be subsequently revised so as to require the Corporation to recognize compensation expense in the absence of such amendment or termination.

B.    In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.

XI.    GENERAL PROVISIONS

A.    All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are

2013 PROXY STATEMENT A-8

hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

C.    References in the Plan to a “business day” shall mean any day on which the exchange(s) or market(s) on which the shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

D.    The provisions of the Plan shall be governed by the laws of the State of New York without resort to that State's conflict-of-laws rules.

2013 PROXY STATEMENT A-9

APPENDIX

The following definitions shall be in effect under the Plan:

A.     BOARD shall mean the Corporation's Board of Directors.

B.     CASH EARNINGS shall mean (i) the regular base salary and commission payments paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more offering periods under the Plan. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall NOT include any contributions made by the Corporation or any Corporate Affiliate on the Participant's behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings).

C.    CHANGE IN CONTROL shall mean a change in ownership of the Corporation pursuant to any of the following transactions:

(i)     a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)     the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation, or

(iii)     the acquisition, directly or indirectly, by a person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by or is under common control with the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's stockholders.

D.    CODE shall mean the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

E.    COMMON STOCK shall mean the Corporation's common stock.

2013 PROXY STATEMENT A-10

F.     CORPORATE AFFILIATE shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G.     CORPORATION shall mean Websense, Inc., a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of Websense, Inc. that shall by appropriate action adopt the Plan.

H.     EFFECTIVE TIME shall mean the time at which the Underwriting Agreement is executed and the Common Stock priced for the initial public offering of such Common Stock. Any Corporate Affiliate that becomes a Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

I.     ELIGIBLE EMPLOYEE shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401 (a). Employees in jurisdictions outside of the United States will not be “eligible employees” under a particular offering period if, as of the start of the offering period, the grant of purchase rights under such offering period would not be in compliance with the applicable laws, regulations or requirements of any jurisdiction in which the employee resides or is employed, as determined in the sole discretion of the Plan Administrator.

J.     FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)    If the Common Stock is listed on any established stock exchange or traded on any established market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in Common Stock) on the date of determination, as reported in such source as the Plan Administrator deems reliable. If there is no closing selling price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)    In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Plan Administrator in good faith in compliance with applicable laws.

(iii)    For purposes of the initial offering period that began at the Effective Time, the Fair Market Value was deemed to be equal to the price per share at which the Common Stock was sold in the initial public offering pursuant to the Underwriting Agreement.

2013 PROXY STATEMENT A-11

K.    1933 ACT shall mean the Securities Act of 1933, as amended.

L.    PARTICIPANT shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

M.    PARTICIPATING CORPORATION shall mean the Corporation and such Corporate Affiliate(s) as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan shall be designated by the Board from time to time. Offering periods for Eligible Employees of each Corporate Affiliate will be treated as separate offering periods under the Plan.

N.    PLAN shall mean the Corporation's 2000 Employee Stock Purchase Plan, as set forth in this document.

O.    PLAN ADMINISTRATOR shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

P.    PURCHASE DATE shall mean the last business day of each Purchase Interval. The initial Purchase Date was October 31, 2000.

Q.    PURCHASE INTERVAL shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.

R.    UNDERWRITING AGREEMENT shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

2013 PROXY STATEMENT A-12

APPENDIX B
The non-GAAP financial measures included in this proxy statement are billings and non-GAAP income from operations. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful information regarding our operating performance for the reasons discussed in the proxy statement.

Rollforward of Deferred Revenue by Quarter for 2012
(Unaudited and in thousands)

Deferred revenue balance at December 31, 2011	$393,034
Net billings during first quarter 2012	80,567
Less revenue recognized during first quarter 2012	(89,524)
Translation adjustment	(1)
Deferred revenue balance at March 31, 2012	$384,076

Deferred revenue balance at March 31, 2012	$384,076
Net billings during second quarter 2012	85,405
Less revenue recognized during second quarter 2012	(89,874)
Translation adjustment	(1)
Deferred revenue balance at June 30, 2012	$379,606

Deferred revenue balance at June 30, 2012	$379,606
Net billings during third quarter 2012	81,498
Less revenue recognized during third quarter 2012	(90,363)
Translation adjustment	(2)
Deferred revenue balance at September 30, 2012	$370,739

Deferred revenue balance at September 30, 2012	$370,739
Net billings during fourth quarter 2012	122,021
Less revenue recognized during fourth quarter 2012	(91,703)
Translation adjustment	—
Deferred revenue balance at December 31, 2012	$401,057

2013 PROXY STATEMENT B-1

Reconciliation of GAAP Income from Operations to Non-GAAP Income from Operations
(Unaudited and in thousands)

	Three Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
GAAP Income from operations	$10,727	$11,452	$13,804	$5,555

Amortization of acquired technology(1)	539	539	539	538
Share-based compensation(2)	338	307	238	341
Gross profit adjustment	877	846	777	879

Amortization of other intangible assets expense (1)	1,512	1,511	1,512	1,512
Share-based compensation expense(2)	4,675	4,925	4,192	5,094
Operating expense adjustment	6,187	6,436	5,704	6,606

Non-GAAP Income from operations	$17,791	$18,734	$20,285	$13,040

(1)
Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(2)
Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

2013 PROXY STATEMENT B-2